UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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CYMER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CYMER, INC.

17075 THORNMINT COURT

SAN DIEGO, CALIFORNIA 92127

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 22, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cymer, Inc., a Nevada corporation, which will be held on Tuesday, May 22, 2012 at 10:00 a.m. local time at our offices at 17075 Thornmint Court, San Diego, California 92127 for the following purposes:

1.	To elect Charles J. Abbe, Robert P. Akins, Edward H. Braun, Michael R. Gaulke, William G. Oldham, Eric M. Ruttenberg, Peter J. Simone, Young K. Sohn and Jon D. Tompkins as directors to serve until the 2013 Annual Meeting of Stockholders.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

3.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement.

4.	To conduct any other business properly brought before the annual meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. This method of access facilitates getting the necessary information to stockholders while reducing the costs associated with printing and mailing proxy materials as well as reducing the environmental impact associated with our Annual Meeting. On April 11, 2012, we mailed to our stockholders a Notice containing instructions on how to access our 2012 Proxy Statement and Annual Report and vote online. The Notice contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet, if you received them by mail this year.

Only stockholders of record at the close of business on March 26, 2012 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares in order to ensure your representation at the meeting. Promptly vote your shares by telephone, via the Internet, or by signing, dating, and returning the proxy card. If you are receiving these proxy materials by mail, an addressed return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience if you wish to vote by mail. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors

Paul B. Bowman
Secretary

San Diego, California

April 11, 2012

PROXY STATEMENT

AVAILABILITY OF PROXY MATERIALS

We have made these proxy materials available to you on the Internet, or, upon your request, delivered printed versions of these materials to you by mail, in connection with our Board of Directors’ solicitation of your proxy vote for use at our Annual Meeting of Stockholders. We request that you cast your vote on each of the proposals described in this Proxy Statement. You are invited to attend the Annual Meeting, but you do not need to attend the meeting in person to vote your shares.

If you have received a printed copy of these proxy materials by mail, you may simply complete, sign and return your proxy card or vote by proxy over the telephone or the Internet as instructed below. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to submit your proxy on the Internet.

We intend to mail a printed copy of this Proxy Statement and proxy card to our stockholders who have requested them on or about April 11, 2012. All other stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which we also intend to mail on or about April 11, 2012.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

What items will be voted on at the Annual Meeting?

There are three matters scheduled for a vote:

•

Election of Charles J. Abbe, Robert P. Akins, Edward H. Braun, Michael R. Gaulke, William G. Oldham, Eric M. Ruttenberg, Peter J. Simone, Young K. Sohn and Jon D. Tompkins as directors to serve until the 2013 Annual Meeting of Stockholders;

•	Ratification of KPMG LLP as our independent registered public accounting firm for 2012; and

•	Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the rules adopted by the Securities and Exchange Commission (“SEC”).

Who can vote at the Annual Meeting?

If you owned our common stock at the close of business on March 26, 2012 (the “Record Date”), then you will be entitled to attend and vote at the Annual Meeting. On the Record Date, we had 30,931,648 shares of our common stock outstanding.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least 15,465,825 shares, a majority of the shares outstanding on the Record Date, are represented at the meeting in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we provide stockholders access to our proxy materials via the Internet. On or about April 11, 2012, we are sending a Notice to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice. Stockholders may request to receive a full set of printed proxy materials by mail. Instructions on how to access the proxy materials on the Internet or request a printed copy may be found in the Notice.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 23, 2012. To receive a full set of printed proxy materials by mail, you must request them in accordance with the instructions in the Notice.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and (with respect to proposals other than the election of directors) “AGAINST” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining whether a quorum is present. However, an abstention or broker non-vote will not constitute a vote cast and, accordingly, will not be counted in the vote total for any proposal.

If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•

For the election of directors in Proposal 1, you may vote “FOR” all nine of the nominees named herein, or you may withhold your vote from any nominee that you specify or all nine nominees. The nine nominees receiving the most “FOR” votes among votes properly cast will be elected. Only the nine nominees named herein have been properly nominated for election as directors.

•

You may vote “FOR” or “AGAINST” Proposal 2, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012, or you may “ABSTAIN” from voting on this proposal. To be approved, the number of votes “FOR” the proposal must exceed the number of votes “AGAINST” the proposal.

•

You may vote “FOR” or “AGAINST” Proposal 3, the advisory approval of the compensation of our named executive officers, or you may “ABSTAIN” from voting on this proposal. To be approved, the number of votes “FOR” the proposal must exceed the number of votes “AGAINST” the proposal.

Broker non-votes and abstentions will not be counted towards the vote total for any proposal.

How many votes do I have?

On each proposal to be voted upon, you have one vote for each share of our common stock that you owned on the Record Date. In the election of directors, you may cast that vote “FOR” all of the nine nominees named herein, or you may withhold your vote from any nominee or all of the nominees.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record: If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name: If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares held in your account. You are also invited to attend the Annual Meeting.

If I am a stockholder of record of Cymer shares, how do I vote?

If you are the stockholder of record, you may vote in person at the Annual Meeting or by proxy.

•	To vote in person, come to the Annual Meeting, and we will give you a ballot when you arrive.

•

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or if you request a full set of printed copies of the proxy materials by mail, you may also vote by mail or by telephone.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of Cymer shares held in street name, how do I vote?

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares. If you do not wish to vote in person or you will not be attending the Annual Meeting, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please follow the voting instructions provided by your broker, dealer or other similar organization to ensure that your vote is counted.

What happens if I do not make specific voting choices?

Stockholder of Record: If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owner of Shares Held in Street Name: If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our inspector of elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our inspector of elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Can I change my vote after I have voted?

Yes. You may revoke your proxy and change your vote at any time before the final vote at the meeting.

Stockholder of Record: If you are a stockholder of record, you may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of Cymer, Inc., 17075 Thornmint Court, San Diego, California 92127.

•	You may send a subsequent properly completed proxy card in accordance with the instructions in this Proxy Statement.

•	You may grant a subsequent proxy by telephone or through the Internet.

•

You may attend the Annual Meeting, revoke the proxy in writing and vote in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

The most current proxy card or telephone or Internet proxy our inspector of elections receives is the one that is counted.

Beneficial Owner of Shares Held in Street Name: If you are a beneficial owner of shares held in street name, you will need to follow the instructions included on the proxy form provided to you by your broker regarding how to change your vote.

How can I find out the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections after the Annual Meeting and will be reported on Form 8-K, which will be filed with the SEC within four business days after the Annual Meeting.

What is the deadline to propose actions for consideration at the 2013 annual meeting of stockholders?

For a stockholder proposal to be considered for inclusion in our Proxy Statement for our 2013 annual meeting of stockholders, your proposal must be received in writing by the Corporate Secretary of Cymer, Inc., 17075 Thornmint Court, San Diego, California 92127, no later than December 12, 2012. Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for that annual meeting of stockholders must do so no earlier than January 22, 2013 and no later than February 21, 2013.

You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available on our website at http://www.cymer.com under Investors—Corporate Governance.

How can I communicate with Cymer’s Board of Directors?

Our Board of Directors has adopted a process for stockholder communication with the board. Stockholders wishing to communicate with the board may send a written communication addressed to the Corporate Secretary of Cymer, Inc. at 17075 Thornmint Court, San Diego California 92127 or by e-mail to the following address: board@cymer.com. The Corporate Secretary will screen all communications for spam, junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material before forwarding to the Board. The process regarding stockholder communications with the board is posted on our website at http://www.cymer.com under Investors—Contact Board.

Who is paying for this proxy solicitation?

We will pay for the entire cost of the solicitation of proxies. We have retained the services of Morrow & Co., LLC to aid in the solicitation of proxies from brokers, bank nominees and other institutions for a fee of $8,500, plus its reasonable out-of-pocket expenses. We will also reimburse brokers, banks, dealers and other similar organizations representing beneficial owners of shares held in street name for the cost of forwarding the Notice and printed proxy materials by mail to beneficial owners who specifically request them, and obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies on our behalf, in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

Current Nominees

Our nominating and corporate governance committee has nominated the following individuals, and our Board of Directors has approved the nomination of the nine individuals listed below to serve as directors. Each director to be elected at the Annual Meeting will serve a one-year term expiring at the next Annual Meeting of stockholders or until his respective successor is elected and qualified or, if sooner, until his death, resignation or removal. Each of the nominees listed below currently serves as one of our directors and was previously elected by our stockholders. Directors are elected by a plurality of the votes properly cast in person or by proxy. All of the nominees for election as a director at the 2011 Annual Meeting of Stockholders attended the 2011 Annual Meeting of Stockholders.

It is the policy of Cymer that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider all of the relevant facts and circumstances and recommend to our board of directors the action to be taken with respect to such offer of resignation. Our board of directors will then act on the Nominating and Corporate Governance Committee’s recommendation. Promptly following the board of directors’ decision, we will disclose that decision and an explanation of such decision in a filing with the SEC or a press release.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named in this Proxy Statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, his shares will be voted for the election of a substitute nominee proposed by our Board of Directors. Each person nominated for election has agreed to be named in this Proxy Statement and to serve if elected. We have no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES FOR THE ELECTION TO THE BOARD OF DIRECTORS.

A brief biography of each of the nominees and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the nominating and corporate governance committee to recommend that person as a nominee for director, as of the date of this Proxy Statement follows:

Name	Age	Positions with Cymer	Director Since
Charles J. Abbe	71	Director	2003
Robert P. Akins	60	Chairman and Chief Executive Officer	1986
Edward H. Braun	72	Director	2003
Michael R. Gaulke	66	Director	2000
William G. Oldham	73	Director	2001
Eric M. Ruttenberg	56	Director	2009
Peter J. Simone	64	Director	1993
Young K. Sohn	56	Director	2003
Jon D. Tompkins	71	Director	1999

Charles J. Abbe has served as a director of Cymer since January 2003. Mr. Abbe served as president and chief operating officer and as director of JDS Uniphase Corporation from February 2000 until his retirement in June 2001. He was employed previously as president, chief executive officer and director at Optical Coating Laboratory, Inc. from 1998 until the company merged with JDS Uniphase in February 2000, and as vice president and general manager of its principal operating division from 1996 to 1998. From 1990 to 1996, he served in several positions of increasing responsibility, including senior vice president, electronics sector, at Raychem Corporation. Mr. Abbe practiced business consulting with McKinsey & Company from 1971 to 1989. Mr. Abbe also currently serves as director of Opnext, Inc., and CoSine Communications, Inc., both publicly held companies, and as director of several privately financed technology companies. Mr. Abbe received a B.S. and M.S. in chemical engineering from Cornell University and a M.B.A. from Stanford University.

The nominating and corporate governance committee believes that Mr. Abbe’s prior history in financial and senior executive positions, along with his current role as a director for several technology companies, including two other public companies, provides him with operational and industry expertise, as well as leadership skills, that are valuable to his role as a director of Cymer and its audit committee chairman.

Robert P. Akins is one of Cymer’s co-founders, has served as its chairman and chief executive officer since Cymer’s inception in 1986, and served as president of Cymer from its inception until May 2000. Mr. Akins currently serves on the boards of directors of KLA-Tencor Corporation, and Semiconductor Equipment and Materials International (“SEMI”) North America, and is chairman of the board of SEMI. He is also a member of the council of advisors to the Irwin and Joan Jacobs School of Engineering at the University of California, San Diego (“UCSD”), and has served on the board of the UC San Diego Foundation. Mr. Akins received the Ernst & Young Entrepreneur of the Year Award for San Diego County in 1997, and with fellow Cymer co-founder Rick Sandstrom, received the outstanding alumnus award from UCSD, and the prestigious SEMI Award for North America, the highest honor conferred by SEMI, in 1996 for contributions to the field of deep ultraviolet (“DUV”) lithography. Mr. Akins received a B.S. in physics, a B.A. in literature, and a Ph.D. in applied physics from UCSD.

The nominating and corporate governance committee believes that Mr. Akins’ scientific and industry background and extensive history with the Company brings valuable historic knowledge and continuity to the Board of Directors, along with a thorough understanding of our operations, investors, customers and technology.

Edward H. Braun has served as a director of Cymer since March 2003. Mr. Braun has been chairman of the board of Veeco Instruments, Inc. since January 1990. In addition, he was Veeco’s chief executive officer from January 1990 to July 2007. Mr. Braun is a director emeritus of the board of directors of SEMI, of which he was chairman of the board in 1993. Mr. Braun also serves as a director of Axcelis Technologies. Mr. Braun received a BSME from Clarkson College of Technology.

The nominating and corporate governance committee believes that Mr. Braun’s extensive experience managing Veeco, a provider of metrology and process equipment solutions for the semiconductor, magnetic memory media, and flat panel display industries, provide him with broad industry, operational, and manufacturing expertise, and general leadership skills, which are important to the Board of Directors.

Michael R. Gaulke has served as a director of Cymer since August 2000. Mr. Gaulke has served on the board of directors of Exponent, Inc., a nationally recognized engineering and scientific consulting firm that performs in-depth investigations in more than 90 technical disciplines to analyze failures and accidents to determine their causes, since 1994. Mr. Gaulke served as Exponent’s executive chairman from May 2009 to June 2010 and as its chief executive officer from June 1996 to May 2009. Mr. Gaulke first joined Exponent in September 1992, as executive vice president and chief financial officer. In March 1993, he was named Exponent’s president and was appointed as a member of its board of directors in January 1994. Prior to 1992, Mr. Gaulke served as executive vice president and chief financial officer of Raynet Corporation, which pioneered a fiber-to-the-curb architecture for telecommunications. Before that, he served as executive vice president and chief financial officer of Spectra-Physics, a leading manufacturer of a broad range of lasers and laser-related products. Mr. Gaulke served as a director of LECG Corporation from June 2003 to 2007. Mr. Gaulke serves on the board of Sutter Health and is also a member of the board of trustees of the Palo Alto Medical Foundation. Mr. Gaulke received a B.S. in electrical engineering from Oregon State University and a M.B.A. from Stanford University.

The nominating and corporate governance committee believes that, as a result of his extensive experience in financial and executive leadership positions, Mr. Gaulke brings to the Board of Directors and its audit committee valuable insights into the financial and operational requirements of a public company. The committee also believes that Mr. Gaulke’s lengthy tenure at Exponent provides him with a unique perspective into understanding and managing risk.

William G. Oldham, Ph.D. has served as a director of Cymer since January 2001. He is the Robert S. Pepper Professor of Electrical Engineering and Computer Science, emeritus, at the University of California, Berkeley, where he has been on the faculty since 1964. Dr. Oldham’s research interest is in semiconductor materials and process technology, including optical and extreme ultraviolet lithography. He has published more than 200 articles and holds 13 patents. He also served as an outside consultant on our scientific advisory board from its inception in 1999 until August 2002. He also served as program manager for dynamic RAM technology development and circuit design at Intel Corporation from 1974 to 1976. In 2003, he was awarded the Semiconductor Industry Association’s University Research Award for his career contributions to the semiconductor industry, and he is a member of the National Academy of Engineering. He also serves on the board of directors of Nanometrics Inc. He received B.S., M.S. and Ph.D. degrees from the Carnegie Institute of Technology.

The nominating and corporate governance committee believes that Dr. Oldham brings an invaluable, deep understanding of the technology, science and engineering of the semiconductor industry to our Board of Directors, including current state of the art developments in extreme ultraviolet lithography.

Eric M. Ruttenberg has served as director of Cymer since October 1, 2009. Mr. Ruttenberg serves as Co-Managing Member of the General Partner of Tinicum Capital Partners II, L.P. and certain affiliated partnerships. He also serves as the Co-Managing Member of the General Partner of Tinicum L.P., a New York based investment partnership and its affiliated partnerships. Mr. Ruttenberg also currently serves as a director of several of Tinicum’s privately held portfolio companies. Mr. Ruttenberg has previously served on the boards of SPS Technologies and Kollmorgen Corporation. Mr. Ruttenberg received a B.A. from Hampshire College, where he concentrated in mathematics and business.

The nominating and corporate governance committee believes that, as a result of his extensive experience as an investor in a broad array of private and public companies, Mr. Ruttenberg provides our Board of Directors with valuable perspective as an individual and institutional stockholder, along with the benefit of his experience with manufacturing companies and financial markets.

Peter J. Simone has served as a director of Cymer since July 1993. Mr. Simone is an independent consultant to the investment community and serves on the boards of directors of Inphi Corporation, Newport Corporation, Monotype Imaging, Inc. and Veeco Instruments, Inc., as well as several private companies. Mr. Simone was executive chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company, from June 2001 to December 2002, when it was acquired by Novellus Systems, Inc. Mr. Simone served as a director of Sanmina-SCI Corp from 2003 to 2008. Mr. Simone’s previous experience includes 17 years with GCA Corporation, a manufacturer of semiconductor photolithography capital equipment, holding various management positions, including president and director. Mr. Simone received a B.S. in accounting from Bentley University and a M.B.A. from Babson College.

The nominating and corporate governance committee believes that Mr. Simone’s lithography background and long tenure as a director of Cymer brings necessary historic knowledge and continuity to the Board of Directors. The committee also believes that Mr. Simone’s extensive financial and management experience, along with his current role as a director for several technology companies, provides him with operational, manufacturing and inventory management expertise that are valuable to our audit committee and our Board of Directors.

Young K. Sohn has served as a director of Cymer since March 2003. From July 2007 through February 2012, Mr. Sohn served as president, chief executive officer and director of Inphi Corporation, a semiconductor company, and currently serves as a senior advisor. From May 2005 through July 2007, Sohn was a senior advisor to Panaroma Capital and Silver Lake. He served as president of the Semiconductor Products Group (SPG) at Agilent Technologies Inc. from October 2003 through April 2005. Prior to joining Agilent, he served as president and chief executive officer and chairman of the board of directors of Oak Technology, Inc. which was acquired by Zoran Corporation in August 2003. Prior to joining Oak Technology, Inc. in 1999, Mr. Sohn was employed by Quantum Corporation for six years, serving most recently as president of its Hard Drive Business. From August 1983 to January 1993, he was director of marketing at Intel Corporation. Mr. Sohn also serves on the board of directors of Arm Holdings, PLC. He received a B.S. in electrical engineering from the University of Pennsylvania and a M.S. and M.B.A. from the Massachusetts Institute of Technology’s Sloan School of Management.

The nominating and corporate governance committee believes that Mr. Sohn’s extensive experience in the semiconductor industry provides our Board of Directors with valuable insight into the business of our chipmaker customers. The committee also believes that Mr. Sohn’s extensive involvement with overseas operations bring valuable international insights to the Board of Directors, particularly with respect to our business and relationships in Japan, Korea, Singapore, China and Taiwan.

Jon D. Tompkins has served as a director of Cymer since May 1999. Mr. Tompkins served as chief executive officer of KLA-Tencor Corporation from April 1997 until June 1998 and served as chairman of the board of KLA-Tencor from July 1998 until his retirement in 1999. He served as president and chief executive officer of Tencor Instruments from April 1991 until its merger with KLA Instruments in April 1997 and chairman of the board from November 1993 until the merger. He has also previously served as president and chief executive officer of Spectra-Physics. Mr. Tompkins served as director of Credence Systems Corporation from September 1999 to April 2008 and also served as its lead independent director. Since April 2003, Mr. Tompkins has served as chairman of the board of Electro Scientific Industries. Mr. Tompkins received a B.S. in electrical engineering from the University of Washington and a M.B.A. from Stanford University with an emphasis in finance and accounting.

The nominating and corporate governance committee believes that Mr. Tompkins’ significant experience in executive leadership roles at Tencor and KLA-Tencor, suppliers of metrology and yield management solutions for the semiconductor industry, provides our Board of Directors with unique insights into the businesses of our lithography equipment manufacturing customers, as well as our chipmaker customers.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

During 2011, our Board of Directors held ten meetings. Each director attended 75% or more of the aggregate number of the meetings of the board and the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member, respectively.

The following table lists the chairman and members of each committee and the number of meetings held by each committee during 2011:

Name	Audit	Compensation	Nominating and Corporate Governance	Scientific Advisory
Charles J. Abbe	Chairman	—	—	—
Edward H. Braun	—	Chairman	—	—
Michael R. Gaulke	Member	—	Member	—
William G. Oldham	—	Member	—	Chairman
Eric M. Ruttenberg	—	Member	—	—
Peter J. Simone	Member	—	Member	—
Young K. Sohn	—	—	Member	—
Jon D. Tompkins	—	Member	Chairman	—

Total meetings in 2011	11	8	4	3

Independence of the Board of Directors

As required under the NASDAQ Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board of Directors consults with our legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Cymer, our senior management and our independent registered public accounting firm, our Board of Directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Akins, our chief executive officer and chairman of the Board of Directors. As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present and the executive session chairman presides.

Board Leadership Structure and Risk Oversight

Since Cymer’s inception in 1986, Mr. Akins has served as our chief executive officer and chairman of the board. Our Board of Directors is comprised of Mr. Akins and eight independent directors. The Board of Directors established the position of executive session chairman in 2004. Our Board of Director policy requires that independent directors who have served on our board for at least one year, other than those who are active chief executive officers or the chairman of the audit committee, serve as chair of the executive sessions at our board meetings for a two year term on a rotating basis.

The executive session chairman:

•	reviews and approves the meeting agenda for our Board of Directors;

•	sets the agenda for the executive session after consultation with the other independent directors;

•	presides during the executive session;

•	conveys any messages from the executive session to the chief executive officer;

•	is available to discuss with the other directors any concerns they may have about Cymer and its performance and to relay those concerns, where appropriate, to the full Board of Directors;

•	is available to consult with the chief executive officer regarding the concerns of the directors; and

•	is available to be consulted by any of our senior executives as to any concerns the executive might have.

Mr. Gaulke was appointed by the Board of Directors to serve as executive session chairman for 2011 and 2012.

Mr. Akins is seen by our customers and investors as providing strong leadership for the company and the semiconductor industry. In light of the considerations discussed above, we believe that having Mr. Akins as our chief executive officer and chairman of the Board of Directors, combined with independent chairs for each of our board committees and an independent executive session chair, has been effective and provides the right form of board leadership for us.

Board of Directors Policies

Our Bylaws authorize nine members for the Board of Directors and authorize the Board of Directors to change the number of directors from time to time. Between annual meetings of stockholders, the Board of Directors may elect directors to serve until the next annual meeting. The Board of Directors believes the current size of the board is appropriate and adequate to properly oversee our business, but will reassess our size as circumstances require.

Our directors who also serve as chief executive officers, or in equivalent positions, at other companies may serve on the boards of no more than three public companies, including Cymer’s. Directors who are not chief executive officers, or in equivalent positions, may serve on the boards of no more than four public companies, including Cymer’s. The Board of Directors may approve requests for waivers of this policy with the approval of at least two-thirds of the directors (other than the director requesting the waiver); provided that each such waiver shall be subject to annual review and re-approval by at least two-thirds of the directors then in office (other than the director requesting the waiver). In November 2011, the Board of Directors approved a waiver with respect to Mr. Simone for his service on the boards of directors of five public companies.

In order to further align the economic interests of directors with those of stockholders, the Board of Directors has adopted a policy requiring that within one year after the date on which an individual becomes a director, each director shall be required to hold not less than 2,500 shares of our common stock.

Because of the significant time investment and energy required to become familiar with the intricacies of the semiconductor capital equipment industry, the Board of Directors does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be re-nominated annually. Additionally, the Board of Directors has determined that there should be no arbitrary age limit or mandatory retirement age for board members. Each board committee’s performance review and assessment, and the nominating and corporate governance committee’s review and assessment of the Board of Directors’ performance will help determine each director’s tenure.

It is the policy of Cymer that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider all of the relevant facts and circumstances and recommend to our board of directors the action to be taken with respect to such offer of resignation. Our board of directors will then act on the Nominating and Corporate Governance Committee’s recommendation. Promptly following the board of directors’ decision, we will disclose that decision and an explanation of such decision in a filing with the SEC or a press release.

Board Committees and Charters

The Board of Directors has four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee and the scientific advisory committee. Each of the committees is comprised of independent directors, with each of the four committees having a separate chair. Our audit committee is responsible for overseeing and monitoring financial risk and our nominating and corporate governance committee is responsible for the oversight of enterprise risk management.

Audit Committee

The audit committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the audit committee performs the following functions, among other things:

•

appoints our independent registered public accounting firm and determines the funding for audit and review by them of our consolidated financial statements and internal controls over financial reporting;

•	evaluates and oversees our independent registered public accounting firm’s independence and performance;

•	determines in advance whether to engage our independent registered public accounting firm to provide any non-audit services and pre-approves these engagements;

•	oversees and monitors our management and independent registered public accounting firm and their activities with respect to our financial reporting and compliance with our disclosure policies;

•

discusses and reviews our financial statements, the results of our annual integrated audit and all press releases containing financial information with management and our independent registered public accounting firm;

•	approves the disclosures in and filing of our periodic reports on Form 10-K and Form 10-Q to be filed with the SEC;

•	establishes procedures to receive and address complaints regarding accounting and auditing matters;

•	reviews and approves the internal audit function;

•	considers periodically whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews with our management and independent registered public accounting firm the effectiveness of internal controls over financial reporting; and

•	performs such other duties of an audit committee specified in the Sarbanes-Oxley Act of 2002 and rules and regulations implemented by the SEC and Nasdaq.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for audit committee members and has determined that all members of the audit committee are independent (as currently defined in the Nasdaq listing standards and SEC rules). The Board of Directors has also determined that Messrs. Abbe, Gaulke and Simone qualify as “audit committee financial experts,” as defined in the applicable SEC rules. Our audit committee charter is available on our website at http://www.cymer.com under Investors—Corporate Governance.

Compensation Committee

The compensation committee acts on behalf of the Board of Directors to oversee and determine executive compensation. The compensation committee, among other things:

•	reviews, evaluates and approves our compensation policy for executive officers;

•	approves all forms of compensation to be provided to our executive officers;

•	reviews, modifies and approves our overall compensation strategy, philosophy and programs;

•	establishes policies with respect to equity compensation arrangements and evaluates the efficacy of our compensation policies and programs;

•	acts as administrator of our equity incentive and employee stock purchase plans;

•	oversees and approves the management succession and continuity planning process; and

•	performs such other functions regarding compensation as the board may delegate.

The compensation committee also reviews with management the information set forth in the “Executive Compensation—Compensation Discussion and Analysis” and considers whether to recommend that it be included in Proxy Statements and other filings. Our compensation committee charter is available on our website at http://www.cymer.com under Investors—Corporate Governance.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee, among other things:

•

acts on behalf of the board by identifying individuals qualified to become directors and recommending that the board select the candidates for all directorships to be filled by the board or by the stockholders;

•	oversees the composition, structure and evaluation of the board and each of its committees;

•	oversees board compensation; and

•	develops and recommends to the board for its approval a set of corporate governance principles applicable to us.

Our corporate governance principles and our nominating and corporate governance committee charter are available on our website at http://www.cymer.com under Investors—Corporate Governance.

The nominating and corporate governance committee is responsible for reviewing from time to time the specific experience, qualifications, attributes and skills necessary and appropriate for our directors in the context of the board’s composition. These include such factors as business experience, international background, and knowledge of technology, manufacturing, operations, finance and/or marketing, and other skills that would enhance the board’s effectiveness.

The nominating and corporate governance committee believes that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. The nominating and corporate governance committee evaluates candidates based on qualities such as inquisitiveness, objectivity and possession of practical wisdom and mature judgment. The nominating and corporate governance committee believes the board should represent diverse experience at policy-making levels in business, education and technology, and in areas that are relevant to our global activities.

The nominating and corporate governance and committee establishes procedures for the nomination process and recommends candidates for election to the board. Consideration of new candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. In seeking and evaluating director candidates, the committee considers the diversity of skills, experience, and background of the board as a whole and, based on that analysis, determines whether it may be desirable to add to the board a director with a certain type of background, experience, personal characteristics, or skills. Board members typically suggest candidates for nomination to the Board.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: Cymer, Inc., 17075 Thornmint Court, San Diego, California 92127 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Scientific Advisory Committee

The scientific advisory committee was formed in August 2002, and charged with interacting with and attending meetings of our scientific advisory board. The scientific advisory committee currently consists solely of Dr. Oldham.

DIRECTOR COMPENSATION

Each of our non-employee directors receive annual cash compensation consisting of the following elements:

•

An annual retainer of $30,000 prior to July 2011 payable quarterly, a fee of $2,500 for each board meeting attended and $1,000 for each committee meeting attended, with the exception of the chairman. In May 2011, our Board of Directors approved an increase in the annual retainer to $40,000, payable quarterly, beginning in July 2011.

•

The chairman of the audit committee receives $3,000 for each meeting attended. In addition, all members of the audit committee, including the chairman, receive a separate quarterly fee of $1,000 for their service on the audit committee.

•	The chairman of the compensation committee, the nominating and corporate governance committee, and the scientific advisory committee each receive $2,000 for each meeting attended.

•	The executive session chairman receives an annual retainer of $10,000, payable quarterly.

No fees are paid for telephonic meetings scheduled to last less than one hour. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred to attend board meetings, in accordance with our policy. Total cash compensation paid to outside directors was $584,500 in 2011.

Newly elected non-employee directors are granted an initial restricted stock unit (“RSU”) award for the number of shares determined by dividing $200,000 by the closing sales price per share of our common stock as reported on the Nasdaq Global Select Market as of the date of the first regular quarterly meeting of the compensation committee following the non-employee directors’ initial election. Each RSU award shall vest 25% on each of the next four anniversaries of the date the non-employee director is first elected to the Board of Directors. On the first trading day of each fiscal year each non-employee director then in office who has served for at least one year is granted an RSU award for the number of shares determined by dividing $100,000 by the closing sales price per share of our common stock as reported on the Nasdaq Global Select Market as of the date of grant. Each RSU award vests 100% one year from the date of grant. RSU awards prior to May 19, 2011 were granted pursuant to the Amended and Restated 2005 Equity Incentive Plan, whereas RSU awards on or after May 19, 2011 are granted pursuant to the 2011 Incentive Plan, which was approved by stockholders on that date.

The vesting of “stock awards” (which include RSU awards and other equity awards that may be granted under either the 2005 or the 2011 Equity Incentive Plan) may be accelerated in full in the event of a Corporate Transaction. The term “Corporate Transaction” is defined in the Incentive Plan and includes transactions such as a sale of all of our assets, a sale of at least 90% of our outstanding stock or a merger, consolidation or similar transaction following which we are not the surviving corporation or following which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged into other securities, cash or other property.

According to the terms of the Incentive Plan, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume or continue any or all stock awards outstanding under the Incentive Plan. A surviving corporation or acquiring corporation may choose to assume or continue only a portion of a stock award or substitute a similar stock award for only a portion of a stock award. With respect to stock awards that have not been assumed, continued or substituted and are held by non-employee directors whose continuous service has not terminated prior to the effective date of the Corporate Transaction, the vesting of stock awards shall be accelerated in full to a date prior to the effective date of the Corporate Transaction as determined by our Board of Directors (or, if our Board of Directors did not determine a date, to the date that is five days prior to the effective date of the Corporate Transaction), and the stock awards shall not terminate.

For outstanding options that were granted under our 1996 Stock Option Plan, in the event of any change-in-control transaction involving us, each outstanding option would be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute the options, the non-employee director would have the right to exercise all of the option shares, including shares not otherwise exercisable. In such event, the plan administrator would notify the non-employee director that the option is fully exercisable for 15 days from the date of such notice and the option terminates upon expiration of such period.

DIRECTOR COMPENSATION FOR 2011

The following table details the total compensation paid to our non-employee directors:

Name	Fees Paid in Cash ($)(1)	RSU Awards ($)(2)	Total ($)
Charles J. Abbe	76,000	99,994	175,994
Edward H. Braun	74,000	99,994	173,994
Michael R. Gaulke	82,000	99,994	181,994
William G. Oldham	73,000	99,994	172,994
Eric M. Ruttenberg	69,500	99,994	169,494
Peter J. Simone	74,500	99,994	174,494
Young K. Sohn	61,500	99,994	161,494
Jon D. Tompkins	74,000	99,994	173,994

(1)	Amounts shown include an annual retainer and fees for meetings held and attended by each non-employee director during 2011.
(2)	The number of RSUs awarded, in whole shares, was determined by dividing $100,000 by the closing price per share of our common stock as of the date of grant. In January 2011, each non-employee director was awarded 2,232 RSUs with a grant date fair value of $44.80 per share. Each RSU award vests 100% one year from the date of grant

The following table shows for each non-employee director, the aggregate number of shares subject to all outstanding options and RSUs as of December 31, 2011.

Name	Options Outstanding	Awards Outstanding
Charles J. Abbe	34,400	2,232
Edward H. Braun	3,200	2,232
Michael R. Gaulke	20,800	2,232
William G. Oldham	4,000	2,232
Eric M. Ruttenberg	—	5,022
Peter J. Simone	10,400	2,232
Younk K. Sohn	21,550	2,232
Jon D. Tompkins	600	2,232

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the 2011 compensation program for the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers of Cymer, Inc. (the “named executive officers”). During 2011, our named executive officers were:

•	Robert P. Akins, our Chairman of the Board and Chief Executive Officer;

•	Paul B. Bowman, our Senior Vice President, Chief Financial Officer, and Secretary;

•	Edward J. Brown, Jr., our President and Chief Operating Officer;

•	Karen K. McGinnis, our Vice President, Corporate Controller, and Chief Accounting Officer; and

•	Thomas J. Bondur, our Vice President, Global Sales and Marketing who joined us on March 28, 2011.

Financial Highlights

The semiconductor industry has long been acknowledged as being a very cyclical industry, with full cycles recently measured in terms of four to six years. In the past two years alone, however, we have witnessed dramatic swings in demand in our industry, with equipment demand in 2011 and 2010 recovering significantly compared to the multi-cycle low recorded in 2009.

This trend was reflected in our operating results for 2011:

•	11% increase in revenues; $594.2 million in 2011 compared to revenue of $534.2 million in 2010.

•	51% gross margin, with gross profit totaling $305.1 million.

•	18.1% operating margin, with operating income totaling $107.6 million.

•	Net income totaled $80.2 million, equal to $2.58 per share (diluted) in 2011, compared to net income attributable to Cymer, Inc. of $91.0 million, equal to $3.02 per share (diluted) for 2010.

•	49% increase in cash and investments to $323.6 million at December 31, 2011.

In general, our executive compensation program addresses this cyclicality through a mix of short-term and long-term incentives, including both cash and equity, as well as through grants of performance-based restricted stock unit awards that allow the Board of Directors and compensation committee to tailor the incentives to the goal of delivering the best results for our stockholders over the long term.

2011 Compensation Program Highlights

The following compensation actions were taken with respect to the compensation of our executive officers in 2011.

Base Salaries.

Salaries were reviewed and adjusted, effective March 28, 2011. Messrs. Akins, Bowman and Brown and Ms. McGinnis received increases of 3.0% over their 2010 salaries, less than the average increase being given to other Cymer U.S. employees and consistent with increases given by our peer companies. Mr. Bondur was hired in March 2011.

Short-Term Incentive Program (“STIP”)

The compensation committee structured the STIP for 2011 to support our annual operating plan using two financial measures: revenue and operating margin. We believe these measures drive the results necessary to increase stockholder value. The compensation committee established a funding pool with a maximum aggregate value equal to two times the aggregate target payout levels of all plan participants, with actual payouts to each executive officer based on achievement of specific corporate and individual performance objectives. In 2011, performance against our annual operating plan resulted in the funding of the STIP pool at 81.79% of target levels. This financial outcome combined with an assessment of performance of individual goal achievement resulted in the following 2011 STIP awards to our executive officers:

	2011 Cash Incentive
	Target	Actual
Robert P. Akins	$659,968	$539,788
Paul B. Bowman	$286,138	$234,033
Edward J. Brown, Jr.	$511,554	$418,400
Karen K. McGinnis	$127,740	$104,479
Thomas J. Bondur	$162,231	$132,689

Long-Term Incentive Program (“LTIP”)

In 2011, one-half of the target equity awards granted to our executive officers in February 2011, and in the case of Mr. Bondur in May 2011 following his employment start date, were in the form of performance-based restricted stock unit (“PRSU”) awards with a one-year performance period and an additional time-based vesting period which provides for a total three year vesting period from date of grant. The remaining equity awards granted to our executive officers in February 2011 and Mr. Bondur in May 2011 were in the form of restricted stock unit (“RSU”) awards with a time based three-year vesting schedule. In addition, Ms. McGinnis received an RSU award in August 2011 with a time-based three-year vesting schedule. The PRSU awards were granted subject to two different performance measures: financial performance against our defined revenue and net income targets for the year and market share achievement against a pre-defined goal. We believe that use of multiple performance measures in our LTIP leads to better alignment of pay and performance, while promoting the achievement of revenue, net income and market share objectives.

The actual number of shares issued under the PRSU award based on our financial performance against defined revenue and net income targets was 90.16% of the target award levels and the actual number of shares issued under the PRSU award based on the market share goal was 125%. This resulted in the following 2011 LTIP awards to our executive officers:

	Financial Performance PRSUs				Market Share PRSUs
Name	Target #	Target $ Value(1)	Actual #	Actual $ Value(1)	Target #	Target $ Value(1)	Actual #	Actual $ Value(1)
Robert P. Akins	22,550	1,163,580	20,331	1,049,080	22,550	1,163,580	28,187	1,454,449
Paul B. Bowman	6,700	345,720	6,039	311,612	6,700	345,720	8,375	432,150
Edward J. Brown, Jr.	12,050	621,780	10,864	560,582	12,050	621,780	15,062	777,199
Karen K. McGinnis	1,120	57,792	1,009	52,064	1,120	57,792	1,400	72,240
Thomas J. Bondur	2,512	122,133	2,264	110,076	2,513	122,182	3,141	152,715

	RSUs
Name	Actual #	Actual $ Value(1)
Robert P. Akins	45,100	2,327,160
Paul B. Bowman	13,400	691,440
Edward J. Brown, Jr.	24,100	1,243,560
Karen K. McGinnis	8,340	365,379
Thomas J. Bondur	5,025	244,316

(1)	Based on the stock price at the date of grant.

In March 2011, we hired Mr. Bondur as our Vice President, Global Sales and Marketing, with responsibility for leading our worldwide sales and account management team. At that time, the compensation committee:

•	set his annual salary of $370,000;

•	set a target STIP bonus opportunity of 60% of base salary, which for purposes of 2011 was pro-rated based on his actual earned base salary during the year;

•	awarded him a hire-on bonus of $75,000 as an inducement to join Cymer, a portion of which is repayable should he terminate employment prior to one year service; and

•

provided him with relocation benefits including various services, temporary housing and expense reimbursements as described in the Detail of All Other Compensation provided with Summary Compensation Table.

In addition, the compensation committee recommended, and our Board of Directors approved, a time-based stock option award to purchase 31,500 shares of our common stock, a PRSU award covering 5,025 shares of our common stock, and a RSU award covering 5,025 shares of our common stock. These awards are described in more detail in the Summary Compensation Table and Grants of Plan-Based Awards Table below.

These amounts were determined as part of the arm’s-length negotiation of the terms of Mr. Bondur’s employment, which were conducted on our behalf by our CEO and subsequently approved by the Compensation Committee. In approving Mr. Bondur’s compensation package, the compensation committee considered the potential impact of his role, his experience and skill, his then-current compensation arrangement and the compensation levels of our other executives and executive officers.

Impact of Fiscal 2011 Shareholder Advisory Vote on Executive Compensation

In May 2011, we conducted a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say on pay” vote, at our Annual Meeting of Stockholders. Our stockholders approved the compensation of the named executive officers, with approximately 96% of stockholder votes cast in favor of our executive compensation program.

As the compensation committee evaluated our executive compensation policies and practices throughout 2011, they were mindful of the strong support our stockholders expressed for our compensation philosophy and objectives. As a result, the compensation committee decided to retain our general approach to executive compensation, with an emphasis on incentive compensation that rewards our most senior executives when they deliver value for our stockholders, and made no significant changes to our executive compensation program. We maintain a strong relationship and correlation between the outcome of actual compensation delivered and the outcome of actual business results delivered against objectives.

Consistent with the recommendation of the Board of Directors and the preference of our stockholders as reflected in the advisory vote on the frequency of future say on pay votes conducted at our Annual Meeting of Stockholders, the Board of Directors has adopted a policy providing for annual advisory votes on the compensation of the named executive officers. Accordingly, following the Annual Meeting of Stockholders to which this Proxy Statement relates, the next advisory vote on the compensation of the named executive officers will take place in 2013.

Executive Compensation Philosophy

We operate in an industry that is both highly competitive and undergoing significant globalization. As a result, we have a high demand for qualified and experienced executives. Through our executive compensation program, we seek to attract and retain executives with the requisite knowledge, skills, experience, and integrity to manage our business, and to motivate and reward these individuals to achieve our strategic, operational, and financial objectives, while supporting our core values and culture. In so doing, we provide our executive officers with total compensation that we believe is competitive with other leading companies in our industry and rewards performance as measured against the achievement of challenging business objectives. We also seek to align our executive officers’ business objectives and, thereby, their financial interests, with the long-term interests of our stockholders.

We have designed a compensation program which puts a substantial percentage of executive pay at-risk. Compensation is subject to increase when corporate results exceed targets and subject to reduction when corporate targets are not achieved. This provides us with a variable expense structure, allowing us to reduce our compensation costs commensurate with business results. Consistent with our goal of linking pay and performance, approximately 89% of the targeted total compensation awarded to Mr. Akins in 2011 was comprised of short- and long-term incentive compensation and tied to the achievement of specific performance objectives or the underlying value of our stock price.

Each year, we evaluate the various elements of our executive compensation program, relative to the compensation paid to the executives of the companies within our peer group, as well as against compensation survey data of companies in our industry sector with comparable annual revenues. This analysis is intended to assess the competitiveness of the compensation that we offer to our executive officers as compared to that offered to executives at companies with which we compete for talent.

To ensure our executive compensation is market competitive, the compensation committee reviews each element of compensation separately and in total, for each executive officer against the compensation of individuals holding similar roles and responsibilities within our peer group (as described below) and against broader technology-based survey data. Market competitiveness is only one of several factors used by the compensation committee in setting compensation. The compensation committee also considers the financial and operational performance of Cymer, the scope of responsibility, experience, performance and contributions of each executive officer, internal equity, our retention objectives, and succession planning considerations.

The peer group consists of 13 semiconductor capital equipment companies either comparable to or larger than Cymer as measured by revenue, market capitalization, business maturity, and general growth opportunities:

Advanced Energy Industries	Lam Research	Teradyne
Brooks Automation	MKS Instruments	Ultratech
Coherent	Newport	Varian Semiconductor Equipment
FEI	Novellus	Veeco Instruments
KLA Tencor

This group represents the companies against which the compensation committee believes our executive compensation program should be competitive for our chief executive officer, president and chief financial officer positions. These companies are similar to us in terms of scope and general business complexity and operations. Compensia, Inc. (“Compensia”), the compensation committee’s compensation consultant, conducted an analysis using publicly-available compensation information from these companies to determine the base salary, annual cash incentive compensation, aggregate equity award values, and overall compensation provided by the peer group to their chief executive, president and chief financial officers.

In addition, for all of our executives, including executive officers, Compensia performed a compensation analysis using multiple cuts of the Radford Technology Survey for base salary, annual cash incentive compensation, aggregate equity award values, and total overall compensation at companies in our industry sector with comparable annual revenues to determine competitive pay levels for each executive position.

Using this analysis, the compensation committee reviewed each individual compensation element for our executive officers for 2011 against a range of competitive date including the 25th, 50th, 60th and 75th percentile of the competitive market. The compensation committee reviewed each executive officer’s performance and contribution and determined the appropriate competitive pay level against the market. The compensation committee also evaluated the total compensation of our executive officers to ensure that it appropriately recognized each individual’s position and role, scope of responsibility, experience, performance, and contributions. The compensation committee has discretion to set compensation at the level it deems to be appropriate using both the market data and other determining factors described above.

Compensation Process

Role of the Compensation Committee

The compensation committee oversees and determines executive compensation on behalf of the Board of Directors. Among its duties, the compensation committee establishes our compensation philosophy and the framework for determining the compensation of our executive officers and, within that philosophy and framework, reviews, evaluates, and approves base salaries, short-term and long-term incentives, and all other forms of compensation for these individuals.

The compensation committee receives compensation recommendations and supporting data, as described below, on the compensation of our executive officers from its compensation consultant as well as performance evaluations and compensation recommendations for our executive officers from Mr. Akins (other than for himself). In addition, the compensation committee members rely on their own personal experience with compensation practices through their involvement as either executives or directors of other companies. Historically, the compensation committee has made adjustments to our executive officers’ base salaries, determined annual cash incentive payments, granted equity awards, and established new short-term annual and long-term performance objectives in the first quarter of the year, as part of our formal annual executive compensation review process. Generally, the compensation committee’s process comprises two related elements: (i) the determination of compensation levels and (ii) the establishment of performance objectives for the current year.

In the case of Mr. Akins, the evaluation of his performance is conducted by the compensation committee, which determines any adjustments to his base salary, as well as any annual cash incentive payments and equity awards, and establishes the performance objectives required to earn those awards. Mr. Akins is not permitted to participate in or be present during any deliberations or determinations of the compensation committee regarding his compensation or individual performance objectives. The compensation committee also meets at every regularly scheduled compensation committee meeting in executive sessions without management present.

As part of its evaluation process, the compensation committee solicits the opinions of all members of the Board of Directors. As part of its considerations and deliberations on the compensation for our executive officers the compensation committee may review and consider such materials as it deems appropriate, as well as recommendations from the compensation committee’s compensation consultant. Each executive officer performs an annual self-assessment to measure his or her performance against his or her pre-established individual performance objectives. This self-assessment is then reviewed with the executive officers who are ranked at least one level higher and who have authority to approve and/or modify the self-assessment. Mr. Akins’ self-assessment is reviewed by the compensation committee and other members of the Board of Directors.

Where appropriate, the compensation committee includes multiple measures of performance in our incentive plan design. However, to mitigate the potential risks of excessive incentive payments, we have incorporated appropriate maximums of between 1.50x – 2.0x target payments for both our STIP and LTIP, with the compensation committee having oversight and approval on both plans to ensure that there continues to be the appropriate balance of short-term financial results and long-term strategic vision.

For more information on the compensation committee, please see “Information Regarding the Board of Directors and its Committees.”

Role of the Compensation Consultant

The compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s fees and the other terms of its engagement. The compensation committee has engaged Compensia, a nationally-recognized executive compensation consulting firm, which does not provide any other services to us and works with our management only on matters for which the compensation committee is responsible.

Compensia performed the following services during 2011:

•	advised the compensation committee on current compensation market trends and the specifics of new legislation affecting executive compensation;

•

reviewed and recommended changes to our peer group and assessed our relative performance and the compensation of our Chief Executive Officer, President and Chief Financial Officer against this peer group;

•

evaluated our current executive compensation program, including base salaries, short-term and long-term incentives, with a view to supporting and reinforcing our long-term business objectives and strategic goals; and

•	assisted with the development of our 2012 long-term incentive plan grant guidelines.

Elements of Executive Compensation

During 2011, our executive compensation program consisted of the following elements:

•	base salaries;

•	annual cash-based short-term incentives;

•	equity-based long-term incentives;

•	retirement, health, and welfare benefits;

•	change in control benefits; and

•	perquisites and other benefits.

The level of base salary versus incentive compensation, which includes annual cash-based short-term and equity-based long-term incentive awards, is dependent on both the performance rating and level of the executive officer. Consistent with our pay-for-performance philosophy, an executive officer’s position, responsibility level and influence on stockholder value are reflected in the relative value of short and long-term incentive pay elements in comparison to base salary.

Base Salaries

We seek to provide our executive officers with a level of fixed cash compensation in the form of base salary commensurate with their professional status and accomplishment. This level is determined based on market competitive pay levels for comparable roles and scope of responsibility, sustained and consistent individual performance and contribution and the experience, skills and expertise of the incumbent, particularly in the case of newly hire executive officers. The employment agreements with certain of our named executive officers provide for an annual base salary. These base salaries are reviewed by the compensation committee at least annually. The compensation committee may, at its discretion, increase the base salary but not decrease the base salary below the amount in the respective employment agreement.

Annual Cash-Based Short-Term Incentives

We use annual cash incentive awards to reinforce our performance-based compensation philosophy by providing a significant target award opportunity expressed as a proportion of base salary. Under the STIP, an executive officer’s annual cash incentive award payout generally depends on two categories of performance achievement, one related to our overall corporate financial performance for both revenue and operating margin based on our annual operating plan and the other related to the executive officer’s individual performance as evaluated against specific management-by-objective (“MBO”) goals.

The annual cash incentive award targets for our executive officers for 2011, expressed as a percentage of his or her base salary, as well as the weighting of the cash incentive award amount subject to adjustment based on individual MBOs, were as follows:

	Target Annual Cash Incentive (as a % of base salary)	% of Cash Incentive Adjusted for Individual Achievement Against MBOs
Robert P. Akins	100%	20%
Paul B. Bowman	80%	20%
Edward J. Brown, Jr.	100%	20%
Karen K. McGinnis	50%	70%
Thomas J. Bondur	60%	70%

The Board of Directors approved our annual operating plan before the beginning of the year, and the compensation committee approved the STIP and target award opportunities during the first quarter of 2011. The compensation committee adopted a pool-based funding approach whereby our financial performance determined a funding factor for the STIP cash incentive pool. The target STIP cash incentive pool was based on the aggregate of the annual cash incentive award opportunities for all participants at the target payout levels and was subject to increase or decrease based upon the level of our achievement against the following performance measures:

•	Revenue—Actual revenue achieved for the year as compared to an annual revenue target level; and

•	Operating Margin—Actual operating margin achieved for the year as compared to an annual operating margin target level.

Our 2011 revenue was $594.2 million and our operating margin was 18.1%. These levels of financial performance fell below the targets established by our Board of Directors and, therefore, resulted in a funding factor of 81.79% for the STIP cash incentive pool. Our Board of Directors believed that by using both revenue and operating profitability measures as the basis for determining the size of the cash incentive pool under the STIP, we mitigate risk through the focus on multiple measures and drive multiple business results important to our success.

The individual MBOs for our executive officers are summarized as follows:

Name	MBOs
Robert P. Akins	Lead top corporate strategic and annual operating and growth plan; drive key organizational priorities of EUV product success, Reliability and Productivity, Installed Base Product leadership and profitability, DUV product leadership and profitability, TCZ business and capabilities growth, and organization and individual development.

Edward J. Brown, Jr.	Create and execute top corporate strategic and annual operating and growth plan; execute key organizational priorities of Reliability and Productivity, Installed Base Product leadership and profitability, EUV product success, DUV product leadership and profitability, TCZ business and capabilities growth, and organization and individual development.

Paul B. Bowman	Accurately report and forecast financial information; enhance global cash and risk management; Optimize tax rates globally; establish and execute strategic company objectives

Karen K. McGinnis	Adhere to global accounting and regulatory requirements; support corporate wide objectives; build scalable accounting group

Thomas J. Bondur	Increase market share and On-Pulse coverage

The compensation committee, based on the recommendation of our Chief Executive Officer (except with respect to his own MBOs) deemed that all of the named executive officers had completed their MBOs satisfactorily and were granted a bonus payout at the full funding level of 81.79% of target. In the case of our Chief Executive Officer, the compensation committee and the Board of Directors assessed his individual performance and determined that he had completed his MBOs satisfactorily, resulting in a bonus payout at the full funding level of 81.79% of target.

Long-Term Incentives

To further align the long-term interests of our executive officers with the interests of our stockholders, we provided them with long-term incentives in the form of equity awards. The compensation committee believes that a large portion of the executive officers’ target total compensation should consist of equity awards which provide a substantial ownership opportunity aligned with the risk and returns of our stockholders. Our long-term incentives vest over several years, thereby providing retention and ownership incentives across several years.

Each year, the compensation committee determines the target levels for the LTIP awards based on:

•	an analysis of the aggregate values of the long-term incentive awards being offered by our peer group, as well as other similarly sized companies in our industry sector;

•	stockholder dilution considerations;

•	the accounting treatment for stock-based compensation expense and its effect on our operating budget; and

•	the recommendations of the compensation committee’s compensation consultant.

Equity awards are granted from our Incentive Plan and may include any of the following equity vehicles: PRSUs, RSUs, stock options, and/or any other equity awards authorized under the Equity Incentive Plan. Equity awards are based on a target award value which is evaluated annually against our peer group and other similarly-sized companies within our industry based on information provided by Radford’s global technology survey. This target award value is then converted into a number of shares by dividing a 30 calendar day average closing sales price of our common stock into the target award value to determine the size of the equity award.

In general, we grant equity awards to our newly hired executive officers as an inducement to join Cymer. In determining the number of shares of our common stock to be granted to newly hired executive officers, we take into consideration the individual’s position, scope of responsibility, ability to affect profits and stockholder value, and the value of equity awards in relation to other elements of total compensation. We also consider external factors, such as current market conditions for executive employees and competitive peer or survey data, as applicable to the position, to determine the number and value of shares of common stock to be granted. For LTIP awards, the type of award and number of shares of our common stock to be granted and the applicable vesting period is determined as described above. PRSU awards, stock options, and other equity awards are intended to align the interests of our executive officers with the interests of our stockholders through stock ownership, increase the reward to our executive officers when our stock price increases, and serve as a retention tool for our executive officers.

Awards—2011

In February 2011, the compensation committee set target levels for the 2011 LTIP equity awards for our executive officers. The equity awards were comprised of PRSU and RSU awards. The number of shares of our common stock subject to the PRSU awards was subject to increase or decrease based on our actual performance against one or more specific performance measures approved by the compensation committee. The adjusted numbers of shares of our common stock, if any, vest and become issuable in three equal installments with the initial installment vesting upon the later of the determination of our level of achievement or the first anniversary of the award’s grant date and the second and third installments vesting on the second and third anniversaries of the award’s grant date. The shares of our common stock subject to the RSU awards vest and become issuable in three equal annual installments beginning on the first anniversary of the award’s grant date.

The compensation committee granted supplemental equity award to some of our named executive officers. These additional supplemental awards were issued separately from the annual grants in consideration of multi-year individual performance and contribution, a review of the strength or weakness of the long-term retention incentive for each executive proportionate to base salary compensation and total compensation competitiveness over a one to three year period. The target award values and number of shares of our common stock for LTIP awards and the grant date fair value and shares of common stock for supplemental awards subject to the PSRU and RSU awards granted to our executive officers were as follows:

Name	Target LTIP Award Value(1)	# of RSUs (2)	Target # of PRSUs(3)
Robert P. Akins	$1,800,000	20,100	20,100
Paul B. Bowman	$660,000	7,400	7,400
Edward J. Brown, Jr	$1,350,000	15,100	15,100
Karen K. McGinnis	$200,000	2,240	2,240
Thomas J. Bondur(4)	$450,000	5,025	5,025

Name	Supplemental Award Grant Date Fair Value(1)	# of RSUs	# of PRSUs
Robert P. Akins	$2,580,000	25,000	25,000
Paul B. Bowman	$619,200	6,000	6,000
Edward J. Brown, Jr.	$928,800	9,000	9,000
Karen K. McGinnis	$249,795	6,100	—
Thomas J. Bondur(5)	$—	—	—

(1)	The target award value for each executive officer represents the target dollar value of the LTIP, as established by the compensation committee consistent with our compensation philosophy, and assumes that the target performance levels for the related financial and individual performance measures associated with the PRSUs are achieved.
(2)	The number of shares of our common stock subject to the RSU awards was calculated by dividing the target award value applicable to that portion of the LTIP by the 30 calendar day average closing sales price of our common stock as of January 7, 2011, $44.72 per share, and rounding the result to the nearest ten shares. RSU awards will vest in three equal annual installments beginning on the first anniversary of the grant date.
(3)	The target number of our common stock subject to the PRSU awards was calculated by dividing the target award value applicable to that portion of the LTIP award by the 30 calendar day average closing sales price of our common stock as of January 7, 2011, $44.72 per share, and rounding the result to the nearest ten shares. PRSU awards will vest in three equal annual installments with the initial installment vesting upon the later of determination of the actual number of shares of our common stock earned under the award or the first anniversary of the grant date and the second and third installments vesting on the second and third anniversaries of the grant date.
(4)	Mr. Bondur’s target award value was determined by the compensation committee based on market competitive grant levels for new executives in his position and level, and was granted to him as an inducement to commence employment with us.
(5)	Mr. Bondur did not receive supplemental RSU or PRSU awards in 2011.

2011 PRSU Performance Measures

Half of the number of shares of our common stock subject to the 2011 PRSU awards was to be determined based on our financial performance against pre-established target levels for revenue and net income during 2011 as follows:

Performance Against Pre-established Financial Targets Levels	% of Target Number of Shares Earned
<50% of defined targets	0%
50% of defined targets	50%
75% of defined targets	75%
100% of defined targets	100%
125% of defined targets	150%
150% of defined targets	200%

The other half of the number of shares of our common stock issued subject to the 2011 PRSU awards was to be determined based on our value-based market share of deep ultraviolet light source and extreme ultraviolet source installations during 2011 as follows:

Market Share	% of Target Achieved	% of Target Number of Shares Earned
< 56%	<80%	0%
56%	80%	50%
60%	86%	64%
65%	93%	82%
70%	100%	100%
75%	107%	125%
80%	114%	150%

In February 2012, the compensation committee approved the level of achievement with respect to the two performance measures as described above. The level of achievement based on the two financial performance measures was 90.16% of the target award levels, and the level of achievement based on the market share goal was 125% of the target awards levels. As a result, the following number of shares of our common stock were earned under the PRSU awards by our executive officers, with 33% of such shares vesting on the anniversary of the grant date in 2012, and the remaining shares vesting in equal annual installments on their anniversary dates in 2013 and 2014, subject to continued employment with us:

Name	Grant Date	Threshold # of PRSUs	Target # of PRSUs	Maximum # of PRSUs	# of PRSUs Earned
Robert P. Akins(1)	2/16/2011	10,050	20,100	35,175	21,623
	2/16/2011	12,500	25,000	43,750	26,895

Paul B. Bowman(1)	2/16/2011	3,700	7,400	12,950	6,454
	2/16/2011	3,000	6,000	10,500	7,960

Edward J. Brown, Jr.(1)	2/16/2011	7,550	15,100	26,425	9,682
	2/16/2011	4,500	9,000	15,750	16,244

Karen K. McGinnis	2/16/2011	1,120	2,240	3,920	2,409

Thomas J. Bondur	5/18/2011	2,512	5,025	8,794	5,405

(1)	Represents supplemental awards.

LTIP Awards—2009

Our 2009 LTIP awards are discussed herein because they are based on the three-year performance period which ended December 31, 2011. The target award values and number of shares of our common stock subject to the PSRU and RSU awards granted to and subsequently earned by our executive officers under the 2009 LTIP were as follows:

	Target LTIP Award Value(1)	# of RSUs (2)	Target # of PRSUs(2)
Robert P. Akins	$780,000	17,820	17,820
Edward J. Brown, Jr.	$585,000	13,370	13,370
Paul B. Bowman	$390,000	8,910	8,910
Karen K. McGinnis	$130,000	2,970	2,970
Thomas J. Bondur(3)	$—	—	—

(1)	The target award value for each executive officer represents the target dollar value of the LTIP awards, as established by the compensation committee consistent with our compensation philosophy, and assumes that the target performance levels for the related financial and individual performance measures associated with the PRSUs is achieved.
(2)	The number of shares of our common stock subject to the RSU awards was calculated by dividing the target award value applicable to that portion of the LTIP award by the 30 calendar day average closing sales price of our common stock as of January 2, 2009, $21.88 per share, and rounding the result to the nearest ten shares. RSU awards were granted to Messrs. Akins, Brown, and Bowman on February 5, 2009 and will vest over a three year period. RSU awards were granted to Ms. McGinnis on February 26, 2010 and will vest on each of the next three anniversaries of her employment commencement date, which was November 30, 2009. PRSU awards were granted to Messrs. Akins, Brown and Bowman on February 5, 2009 and to Ms. McGinnis on February 26, 2010 and will vest and become issuable upon determination of our level of achievement against the performance measures.
(3)	Mr. Bondur began his employment with us on March 28, 2011 and, therefore, was not eligible for an award under this program.

2009 PRSU Performance Measures

The number of shares of our common stock that will be issued under the 2009 PRSUs was determined based on our percentile ranking relative to our peer group over a three year performance period (2009 through 2011) with respect to two specified financial measures: revenue growth and net income change as a percentage of revenue, as follows:

Percentile Rank vs. Peers	% of Target Number of Shares To Be Issued(1)
<40th Percentile	0%
40th - 50th Percentile	50%
50th - 60th Percentile	75%
60th - 70th Percentile	100%
70th - 80th Percentile	125%
80th - 90th Percentile	150%
Greater than 90th Percentile	200%

(1)	The number of shares of our common stock that vested and became issuable under the PRSUs was subject to reduction if an executive officer’s individual average annual MBO achievement over the three year performance period was less than 100% of his or her targeted MBO as determined by the compensation committee, in the case of Mr. Akins, and by Mr. Akins, in the case of the other executive officers.

In February 2012, the compensation committee approved the achievement against the 2009 PRSU performance measures described above. The level of achievement based on relative financial performance against our peer companies was 60% of the target award levels. As a result, the following shares of our common stock were earned by our executive officers.

Name	Grant Date	Threshold # of PRSUs	Target # of PRSUs	Maximum # of PRSUs	# of PRSUs Earned
Robert P. Akins	2/5/2009	8,910	17,820	35,640	10,417
Paul B. Bowman	2/5/2009	4,455	8,910	17,820	5,310
Edward J. Brown, Jr.	2/5/2009	6,685	13,370	26,740	8,022
Karen K. McGinnis	2/26/2010	1,485	2,970	5,940	1,782
Thomans J. Bondur(1)	—	—	—	—	—

(1)	Mr. Bondur began his employment with us on March 28, 2011 and, therefore, was not eligible for an award under this program.

Equity Award Grant Policy

The Board of Directors has adopted an equity award grant policy that is applicable to all equity awards granted by the compensation committee, including awards to executive officers. Under this policy, equity awards are granted generally only at the regularly scheduled meetings of the compensation committee held in conjunction with the quarterly meetings of the Board of Directors. To the extent that stock options are granted by the compensation committee, the exercise price is set at the closing sales price of our common stock on the date the compensation committee approved the award. We have not attempted to coordinate equity award grants with the release of material non-public information, and, under this policy, have expressly prohibited such a practice.

Stock Ownership Policy for Certain Named Executive Officers

The Board of Directors believes that it is in the best interest of Cymer and its stockholders to require our chief executive officer, chief operating officer, and chief financial officer to maintain ownership stakes that align the interests of these executive officers who are most responsible for influencing stockholder value with the interests of our stockholders. Accordingly, it has adopted a policy requiring that, within five years after the date on which an individual is first appointed to any of these positions, such individual must hold not less than a certain number of shares of our common stock.

For purposes of determining whether the executive officer meets the applicable stock ownership requirements, shares of common stock subject to vested stock options and vested RSU awards held by such individual are counted as owned. As of December 31, 2011, Messrs. Akins, Brown, and Bowman each met their applicable stock ownership requirements as demonstrated in the table below. As well, stock ownership values expressed as a percentage of salary are well beyond typical guidelines for these roles at similar companies.

Name	Title	Guidelines	Stock Ownership(1)	Stock Ownership as a Multiple of Salary(1)
Robert P. Akins	Chief Executive Officer	15,000 Shares	255,073	8.6
Edward J. Brown, Jr.	Chief Operating Officer	10,000 Shares	310,705	10
Paul B. Bowman	Chief Financial Officer	10,000 Shares	28,192	2.5

(1)	As of December 31, 2011

Retirement, Health, and Welfare Benefits

Employee 401(k) Defined Contribution Plan. We maintain a Section 401(k) plan that allows participating employees to contribute a percentage of their eligible compensation, subject to annual Internal Revenue Service limits. The plan is available to all full-time U.S. employees, including our executive officers. Pursuant to the terms of the plan, we are allowed to make a matching contribution of up to 4% of each participating employee’s eligible compensation, not to exceed $5,000 per year. The amounts we contribute vest annually over a three year period based on the employee’s date of hire. During 2011, Messrs. Akins, Bowman and Brown and Ms. McGinnis received the maximum matching contribution of $5,000, and Mr. Bondur received a matching contribution of $2,846.

Executive Deferred Compensation Plan. We maintain an executive deferred compensation plan for senior management level employees. This plan is intended to be a non-qualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code. The plan is maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974 (“ERISA”). We have purchased company-owned life insurance to finance this plan. The plan allows eligible participants to defer receipt of their base salary and/or annual cash incentive payments to provide retirement and other benefits to the employee. We do not provide a matching contribution on any deferrals under this plan.

We maintain this plan for the purpose of providing a competitive benefit by providing our executive officers an opportunity to defer income tax payments on their cash compensation. Of our executive officers, only Mr. Akins currently participates in this plan.

Officer Retirement Program. We do not provide supplemental cash retirement benefits to executive officers because we intend that the benefits provided under our long-term incentive plans, our Section 401(k) plan, and the deferred compensation plan will provide a sufficient and competitive source of retirement savings for our executive officers. However, we do have a retirement program that provides a consulting arrangement, continued equity vesting and executive health coverage for our executive officers who voluntarily retire while in good standing. We provide this program to reward our executive officers who have provided us with services over a significant number of years. The only executive officer who is currently eligible for this program is Mr. Akins. See the discussion below under “Potential Payments Upon Qualifying Retirement Terminations” for a more detailed description of the material terms of this program.

Change in Control Benefits

We have entered into employment agreements with Messrs. Akins, Bowman, and Brown and Ms. McGinnis which make them eligible to receive certain payments and benefits in the event his or her employment is involuntarily terminated other than for cause or is constructively terminated upon or within 18 months after a change in control of Cymer. Income and benefit protection against their potential loss of employment in connection with a change in control of Cymer is provided in consideration of the need to retain the services of these executive officers, provide for a smooth transition of leadership continuity and focus their efforts on stockholder interests when considering strategic ownership alternatives. These executive officers are also eligible to receive similar payments and benefits if he or she voluntarily resigns for any reason within the 30-day period beginning one year after a change of control. These agreements and provisions have been in place for a number of years and we intend to honor them at this time. A mechanism is provided in each agreement to limit payments in the event they would result in the levy of an excise tax under Section 4999 of the Internal Revenue Code. See the discussion below under “Potential Payments Upon Qualifying Change in Control Related Terminations” for a more detailed description of the material terms of our change in control payments and benefits.

Perquisites and Health and Welfare Benefits

We provide benefits to our executive officers that are available to all of our full-time employees, including participation in group life, health, dental, and vision and long-term disability insurance plans. In addition to these company-wide benefits, we provide our executive officers with a group long-term disability insurance plan, and they are eligible to receive comprehensive financial planning services.

In addition, the company provides to Messrs. Akins, Brown and Bowman a supplemental executive long-term disability coverage which provides a total benefit of 60% of monthly base earnings when combined with the group long-term disability coverage.

Regulatory Considerations

Certain tax and accounting requirements may influence the design and operation of our executive compensation program.

Section 162(m)—Deductibility of Remuneration in Excess of $1 Million

Section 162(m) of the Internal Revenue Code limits the amount that we may deduct as compensation expense for federal income tax purposes with respect to the remuneration paid to our chief executive officer and each of our other executive officers other than our chief financial officer, or the covered officers, to $1 million per individual per year. There are certain exceptions to this deduction limit on compensation paid to our covered officers, including an exception for remuneration that qualifies as “performance-based compensation” (that is, compensation that is payable solely upon the achievement of objective performance criteria).

We structure our executive compensation program to maximize the deductibility of the remuneration paid to the covered officers to the extent that the compensation committee believes that doing so is in Cymer’s best interests. Consequently, our equity compensation plans have been designed to permit the compensation committee to grant stock options and other awards which will qualify as “performance-based compensation” under Section 162(m)), and we believe that the PRSU awards and stock options granted to our covered officers qualify under Section 162(m) as performance-based compensation. However, to maintain flexibility in compensating the covered officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible. For example, the vesting of shares of our common stock subject to RSU awards granted under our LTIP that are not subject to the achievement of specified performance objectives does not qualify as performance-based compensation and, accordingly, the compensation expense related to such awards to our covered officers will count toward the $1 million deduction limit.

While we cannot predict how the $1 million deduction limit may affect our executive compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. The compensation committee may, in its judgment, authorize and pay non-deductible compensation when it believes that such compensation is necessary and appropriate to attract and retain key executive officers. The compensation committee intends to continue to evaluate the effects of the compensation deduction limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with Cymer’s best interests.

Section 409A—Treatment of Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy certain documentation and operational requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. We intend to administer our executive compensation program and design individual compensation elements, as well as the compensation plans and arrangements applicable to our employees generally, so that they are either exempt from, or satisfy the requirements of,

Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they continue to be either exempt from or compliant with the requirements of Section 409A.

Valuation of Stock-Based Compensation

The compensation committee takes accounting implications into consideration in designing equity-based compensation plans and arrangements for our executive officers and other employees. One of the accounting requirements that directly affects employee compensation expense is the accounting treatment for stock-based compensation. The accounting for stock-based compensation requires us to record compensation expense in our statements of operations for all equity awards granted to our executive officers and other employees.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation awarded or paid to, or earned by, our chief executive officer, our chief financial officer and our other three most highly compensated executive officers, whom we refer to as our “named executive officers,” for 2011, 2010 and 2009 is set forth in the table below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (Loss)(5)	All Other Compensation(9)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Robert P. Akins Chairman of the Board of Directors and Chief Executive Officer	2011 2010 2009	659,968 640,746 584,678	— — —	5,119,752 2,087,475 452,907	— — —	539,788 1,548,436 1,267,073	78,363 115,608 173,164	24,106 23,207 17,170	6,421,977 4,415,472 2,494,992

Paul B. Bowman(6) Senior Vice President, Chief Financial Officer and Secretary	2011 2010 2009	357,673 350,000 316,481	— — —	1,521,168 786,445 228,537	— — —	234,033 517,356 103,551	— — —	9,627 14,538 1,282	2,122,501 1,668,339 649,851

Edward J. Brown, Jr. President and Chief Operating Officer	2011 2010 2009	511,554 496,655 453,195	— — —	2,735,832 1,262,186 339,807	— — —	418,400 1,015,258 813,410	— — —	25,241 24,268 18,191	3,691,027 2,798,367 1,624,603

Karen K. McGinnis(7) Vice President, Corporate Controller and Chief Accounting Officer	2011 2010 2009	255,481 250,000 14,423	— — —	504,080 162,785 —	— 191,416 —	104,479 233,388 2,949	— — —	29,834 27,221 178	893,874 864,810 17,550

Thomas J. Bondur(8) Vice President, Global Sales and Marketing	2011	270,385	75,000	510,628	476,110	132,689	—	27,430	1,492,242

(1)	Mr. Bondur received a hire-on bonus as an inducement to join Cymer.
(2)	The amounts reported represent the grant date fair value of the RSU and PRSU awards granted to our named executive officers. For the PRSU awards, the grant date fair value reported was calculated based on the probable outcome of the performance conditions, determined at the grant date. The amounts reported exclude the effect of estimated forfeitures.

For 2011, the grant date fair value was calculated based on the closing sales price of our common stock on the date of grant multiplied by the number of shares of our common stock subject to each RSU award and the number of shares of our common stock subject to each PRSU award based on the probable outcome of the PRSU performance conditions as of the grant date. For half of the PRSU awards, the maximum award attainable was 200% of the target number of shares of our common stock subject to the PRSU awards and for the other half of the PRSU awards, the maximum award attainable was 150% of the target number of shares of our common stock subject to the PRSU awards. Assuming the highest level of performance conditions was achieved for the PRSUs, the maximum grant date fair value of the PRSU awards would have been as follows: Mr. Akins $4,072,530, Mr. Bowman $1,210,020 and Mr. Brown $2,176,230 and Ms. McGinnis $202,272. The actual PRSU award amount was 90.16% of the target award amount for half of the PRSU awards and 125% of the target award amount for the other half of the PRSU awards, based on actual achievement against the performance conditions.

In May 2011, in connection with the commencement of his employment on March 28, 2011, Mr. Bondur was granted an RSU award for 5,025 shares of our common stock and a PRSU award for 5,025 shares of our common stock that are subject to vesting based on our performance over a one-year performance period. The grant date fair value of these awards was calculated based on the closing sales price of our common stock on the date of grant multiplied by the number of shares of our common stock subject to the RSU award and the number of shares of our common stock subject to the PRSU award based on the probable outcome of the PRSU performance conditions as of the grant date. For half of the PRSU awards, the maximum award attainable was 200% of the target number of shares of our common stock subject to the PRSU award and for the other half of the PRSU awards, the maximum award attainable was 150% of the target number of shares of our common stock subject to the PRSU award. Assuming the highest level of performance conditions was achieved for the PRSU awards, the maximum grant date fair value of the PRSU awards would have been $427,540. The actual PRSU award was 90.16% of the target amount for half of the PRSUs and 125% of the target amount for the other half of the PRSU awards, based on actual achievement against the performance conditions.

For 2010, the grant date fair value was calculated based on the closing sales price of our common stock on the date of grant multiplied by the number of shares of our common stock subject to the RSU awards and the number of shares of our common stock subject to the PRSU awards based on the probable outcome of the PRSU performance conditions as of the grant date. For half of the PRSU awards, the maximum award attainable was 200% of the target number of shares of our common stock subject to the PRSU awards and for the other half of the PRSU awards, the maximum award attainable was 125% of the target number of shares of our common stock subject to the PRSU awards. Assuming the highest level of performance conditions was achieved for the PRSU awards, the maximum grant date fair value of the PRSU awards would have been as follows: Mr. Akins $2,917,990, Mr. Bowman $1,099,332 and Mr. Brown $1,764,381. The actual PRSU award was 65% of the target amount for half of the PRSU awards and 81.25% of the target amount for the other half of the PRSU awards, based on actual achievement against the performance conditions.

In February 2010, in connection with the commencement of her employment on November 30, 2009, Ms. McGinnis was granted an RSU award for 2,970 shares of our common stock and a PRSU award for 2,970 shares of our common stock that are subject to vesting based on our performance over a three-year performance period. The grant date fair value was calculated based on the closing sales price of our common stock on the date of grant multiplied by the number of shares of our common stock subject to the RSU awards and the number of shares of our common stock subject to the PRSU award based on the probable outcome of the PRSU performance conditions as of the grant date. For the PRSU awards, the maximum award attainable is 200% of the target number of shares of our common stock subject to the PRSU award. Assuming the highest level of performance conditions was achieved for the PRSU awards, the maximum grant date fair value of the PRSU awards would have been $186,041. The actual PRSU award was 60% of the target amount, based on actual achievement against the performance conditions.

For 2009, the grant date fair value was calculated based on the closing sales price of our common stock on the date of grant multiplied by the number of shares of our common stock subject to the RSU award and the number of shares of our common stock subject to the PRSU award based on the probable outcome of the PRSU performance conditions as of the grant date. For the PRSU awards, the maximum award attainable is 200% of the target number of shares of our common stock subject to the PRSU award. Assuming the highest level of performance conditions was achieved for the PRSU awards, the maximum grant date fair value of the PRSU awards would have been as follows: Mr. Akins $775,526, Mr. Bowman $387,763 and Mr. Brown $581,862. Ms. McGinnis and Mr. Bondur were not eligible for stock awards in 2009. The actual PRSU award was 60% of the target amount, based on actual achievement against the performance conditions.

(3)	The amounts reported represent the grant date fair value of the stock options granted. The fair value of the stock options was calculated using the Black-Scholes option pricing model. The assumptions used in the calculation are included in Part II, Item 8 “Financial Statements and Supplementary Data” of our 2011 Annual Report on Form 10-K in the Notes to the Consolidated Financial Statements, Note 11, “Equity.” The amounts reported exclude the effect of estimated forfeitures.

Mr. Bondur and Ms. McGinnis were granted stock options to purchase 31,500 and 20,000 shares of our common stock, respectively, in July 2011 and February 2010, respectively, in conjunction with the commencement of their employment. No stock options were granted to any of our named executive officers in 2009.

(4)	For 2011, the amounts reported represent compensation earned in 2011 and paid in early 2012 for the 2011 STIP.

For 2010, the amounts reported represent compensation earned in 2010 and paid in early 2011 as follows: for Mr. Akins, the 2010 STIP of $1,421,540 and the 2007 LTIP of $126,896; for Mr. Bowman, the 2010 STIP of $517,356; for Mr. Brown, the 2010 STIP of $918,219 and the 2007 LTIP of $97,039; and for Ms. McGinnis, the 2010 STIP of $233,388.

For 2009, the amounts reported represent compensation earned in 2009 and paid in early 2010 as follows: for Mr. Akins, the 2H-2009 bonus of $286,957, the 2007 LTIP of $126,896, and the 3-Year bonus program of $853,220; for Mr. Bowman, the 2H-2009 bonus of $103,551; for Mr. Brown, the 2H-2009 bonus of $185,355, the 2007 LTIP of $97,038, and the 3-Year bonus program of $531,017; and for Ms. McGinnis, the 2H-2009 bonus of $2,949.

(5)	The amounts reported represent the aggregate earnings in 2011, 2010 and 2009 for Mr. Akins, which are based upon investment results of participant selected phantom investment alternatives that track the actual performance of various market investments. Messrs. Bowman, Brown and Bondur, and Ms. McGinnis were not participants in the nonqualified deferred compensation plan during 2011, 2010 or 2009.
(6)	Mr. Bowman became our chief financial officer, treasurer and secretary effective October 26, 2009. From December 19, 2008 to October 26, 2009, he served as our interim chief financial officer, treasurer and secretary.
(7)	Ms. McGinnis became our vice president, corporate controller, and chief accounting officer effective November 30, 2009.
(8)	Mr. Bondur became our vice president, global sales and marketing effective March 28, 2011.
(9)	See the table below for the details of the other compensation reported in this column.

DETAIL OF ALL OTHER COMPENSATION

Name	Year	Matching 401(k) Contributions ($)(1)	Life Insurance Premiums ($)	Financial Planning Services ($)(2)	Disability Income Protection ($)(3)	Relocation Expenses ($)(4)	Total ($)
Robert P. Akins	2011	5,000	1,206	15,629	2,271	—	24,106
	2010	5,000	1,282	14,654	2,271	—	23,207
	2009	—	1,282	13,617	2,271	—	17,170

Paul B. Bowman	2011	5,000	1,206	—	3,421	—	9,627
	2010	5,000	1,282	4,835	3,421	—	14,538
	2009	—	1,282	—	—	—	1,282

Edward J. Brown, Jr.	2011	5,000	1,206	15,698	3,337	—	25,241
	2010	5,000	1,282	14,649	3,337	—	24,268
	2009	—	1,282	13,572	3,337	—	18,191

Karen K. McGinnis	2011	5,000	1,029	—	—	23,805	29,834
	2010	5,000	1,070	—	—	21,151	27,221
	2009	—	178	—	—	—	178

Thomas J. Bondur	2011	2,846	886	—	—	23,698	27,430

(1)	In 2009, we suspended our Section 401(K) matching contributions for the year due to the global economic conditions.

(2)	We provide our executive officers, if desired, with comprehensive financial counseling services which include the following core disciplines:

•	Optimal utilization and integration of our plan benefits;

•	Capital accumulation and investment planning;

•	Short-term/retirement cash-flow planning;

•	Income tax forecasting and tax return preparation;

•	Estate planning; and

•	Life, disability and property/casualty insurance planning.

We pay 100% of these benefits and the amounts paid are reported as income to the executive officer.

(3)	We provide group long term disability (“LTD”) coverage to replace 50% of the executive officer’s base annual salary up to $13,000 per month. In addition, we provide our executive officers who are at a senior vice president level or above with a supplemental individual disability plan. This plan may provide up to an additional 10% of income replacement while the executive officer is disabled not to exceed 60% of monthly base earnings when combined with the group LTD coverage. Amounts vary by individual and any benefit amounts that would exceed $5,000 per month are subject to individual underwriting and approval by the insurance carrier.

Benefits under the group and individual policies begin after a 90-day elimination period and continue as long as the executive officer remains disabled from performing the duties of his or her own occupation until age 65. While we pay the monthly premiums for both the group and individual policies, premiums are subsequently taxed as imputed income to the executive officer. The benefits received under these policies are not taxable to the executive officer. Ms. McGinnis and Mr. Bondur were not eligible to participate in this program.

(4)	We provided relocation benefits to Ms. McGinnis and Mr. Bondur which included temporary housing, transportation for the executive officer and their families to San Diego, house-hunting travel and accommodation, packing, storage and delivery of housing contents, and certain home sale and home purchase expenses. A portion of Mr. Bondur’s relocation benefits are repayable to the company should his employment terminate voluntarily within 18 months of joining Cymer.

GRANTS OF PLAN-BASED AWARDS IN 2011

The following table summarizes certain information regarding grants of plan-based awards to our named executive officers during 2011. For further details of our non-equity incentive compensation program, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation.”

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	Target (#)
Robert P. Akins	(1)	1/1/2011	329,984	659,968	1,319,936		—	—	—	—	—	—	—
	(2)	2/16/2011	—	—	—	(7)	5,025	10,050	20,100	—	—	—	518,580
	(3)	2/16/2011	—	—	—	(7)	6,250	12,500	25,000	—	—	—	645,000
	(2)	2/16/2011	—	—	—	(8)	5,025	10,050	15,075	—	—	—	726,012
	(3)	2/16/2011	—	—	—	(8)	6,250	12,500	18,750	—	—	—	903,000
	(4)	2/16/2011	—	—	—		—	—	—	20,100	—	—	1,037,160
	(5)	2/16/2011	—	—	—		—	—	—	25,000	—	—	1,290,000

Paul B. Bowman	(1)	1/1/2011	143,069	286,138	572,277		—	—	—	—	—	—	—
	(2)	2/16/2011	—	—	—	(7)	1,500	3,000	6,000	—	—	—	154,800
	(3)	2/16/2011	—	—	—	(7)	1,850	3,700	7,400	—	—	—	190,920
	(2)	2/16/2011	—	—	—	(8)	1,500	3,000	4,500	—	—	—	216,720
	(3)	2/16/2011	—	—	—	(8)	1,850	3,700	5,550	—	—	—	267,288
	(4)	2/16/2011	—	—	—		—	—	—	6,000	—	—	309,600
	(5)	2/16/2011	—	—	—		—	—	—	7,400	—	—	381,840

Edward J. Brown, Jr.	(1)	1/1/2011	255,777	511,554	1,023,109		—	—	—	—	—	—	—
	(2)	2/16/2011	—	—	—	(7)	3,775	7,550	15,100	—	—	—	389,580
	(3)	2/16/2011	—	—	—	(7)	2,250	4,500	9,000	—	—	—	232,200
	(2)	2/16/2011	—	—	—	(8)	3,775	7,550	11,325	—	—	—	545,412
	(3)	2/16/2011	—	—	—	(8)	2,250	4,500	6,750	—	—	—	325,080
	(4)	2/16/2011	—	—	—		—	—	—	15,100	—	—	779,160
	(5)	2/16/2011	—	—	—		—	—	—	9,000	—	—	464,400

Karen K. McGinnis	(1)	1/1/2011	63,870	127,740	255,481		—	—	—	—	—	—	—
	(2)	2/16/2011	—	—	—	(7)	560	1,120	2,240	—	—	—	57,792
	(2)	2/16/2011	—	—	—	(8)	560	1,120	1,680	—	—	—	80,909
	(4)	2/16/2011	—	—	—		—	—	—	2,240	—	—	115,584
	(5)	8/17/2011	—	—	—		—	—	—	6,100	—	—	249,795

Thomas J. Bondur	(1)	3/28/2011	81,116	162,231	324,462		—	—	—	—	—	—	—
	(2)	5/18/2011	—	—	—	(7)	1,256	2,512	5,024	—	—	—	113,584
	(2)	5/18/2011	—	—	—	(8)	1,257	2,513	3,770	—	—	—	152,728
	(4)	5/18/2011	—	—	—		—	—	—	5,025	—	—	244,316
	(6)	7/5/2011	—	—	—		—	—	—	—	31,500	50.16	476,110

(1)	The amounts reported represent the potential STIP cash incentive amounts for performance in 2011. The amounts earned, based on actual performance, were as follows: Mr. Akins—$539,788; Mr. Bowman—$234,033; Mr. Brown—$418,400; Ms. McGinnis—$104,479; and Mr. Bondur —$132,689.
(2)	The amounts reported represent PRSU awards for 2011 subject to vesting based on our performance over a one-year performance period granted under the LTIP. The grant date fair value reflects the probable outcome of the performance conditions at the date of grant. For further details on these awards, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—2011.”

(3)	Represents supplemental PRSU awards for 2011 subject to vesting based on our performance over a one year performance period. The grant date fair value reflects the probable outcome of the performance conditions at the date of grant. For further details on these awards, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentives— Awards—2011.”
(4)	The amounts reported represent RSU awards for 2011 granted under the LTIP. These RSU awards vest annually over a three-year period. The grant date fair value of these awards is calculated based on the closing sales price of our common stock on the date of grant.
(5)	The amounts reported represent additional RSU awards for 2011. These RSUs vest annually over a three-year period. The grant date fair value is calculated based on the closing sales price of our common stock on the date of grant.
(6)	Mr. Bondur was granted a stock option to purchase 31,500 shares of our common stock in July 2011. This option vests 25% on May 18, 2012 and 1/48 each month thereafter, subject to Mr. Bondur’s continued service through the applicable vesting dates. The grant date fair value of this stock option was calculated using the Black-Scholes option pricing model.
(7)	The minimum threshold for meeting our financial targets was based on attainment of 50% of the defined financial targets with 50% of the target number of shares earned, and the maximum was based on attainment of 150% of the defined financial targets with 200% of the target number of shares earned.
(8)	The minimum threshold for meeting our target market share of deep ultraviolet light source and extreme ultraviolet source installations was based on attainment of 80% of target market share achieved with 50% of the target number of shares earned, and the maximum was based on attainment of 114% of the target installations achieved with 150% of the target number of shares earned.

OUTSTANDING EQUITY AWARDS AT YEAR END

The following table summarizes certain information with respect to the outstanding and unexercised stock options and outstanding and unvested stock awards held by our named executive officers as of December 31, 2011:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Robert P. Akins	11,031	(3)	—		50.15	4/1/2012	70,151	(4)	3,490,714
	15,998	(2)	—		34.58	1/2/2013	17,820	(5)	886,723
	23,283	(2)	—		23.76	4/1/2013	27,948	(6)	1,390,692
	17,342	(2)	—		31.90	7/1/2013	56,375	(7)	2,805,220
	3,377	(2)	—		39.81	10/1/2013	—		—
	12,724	(2)	—		45.27	1/2/2014	—		—
	9,144	(2)	—		39.37	4/1/2014	—		—
	10,112	(2)	—		35.60	7/1/2014	—		—
	12,051	(2)	—		30.87	10/1/2014	—		—
	13,498	(2)	—		27.56	1/3/2015	—		—
	67,900	(2)	1,445	(2)	38.13	1/2/2018	—		—

Paul B. Bowman	17,916	(2)	2,084	(2)	29.42	5/21/2018	23,569	(4)	1,172,793
	—		—		—	—	8,910	(5)	443,362
	—		—		—	—	10,529	(6)	523,923
	—		—		—	—	16,750	(7)	833,480

Edward J. Brown, Jr	50,921	(2)	1,084	(2)	38.13	1/2/2018	40,111	(4)	1,995,923
	250,000	(2)	—		33.57	9/6/2015	13,370	(5)	665,291
	—		—		—	—	16,901	(6)	840,994
	—		—		—	—	30,125	(7)	1,499,020

Karen K. McGinnis	5,416	(2)	9,584	(2)	31.32	2/26/2020	9,330	(4)	464,261
	—		—		—	—	2,970	(8)	147,787
	—		—		—	—	2,800	(7)	139,328

Thomas J. Bondur	—		31,500	(2)	50.16	7/5/2021	5,025	(4)	250,044
	—		—		—	—	6,281	(7)	312,543

(1)	The expiration date of each stock option occurs ten years from the date of grant.
(2)	These stock options vest 25% on the earlier of the first anniversary of the grant date or hire date and 1/48 each month thereafter.
(3)	This stock option vests one year from the grant date.
(4)	These shares represent RSU awards outstanding at December 31, 2011 and vest annually over a three year period from 2012 through 2014.
(5)	These shares represent PRSU awards outstanding at December 31, 2011 that were granted in 2009. These PRSU awards are subject to vesting in 2012 based on our performance over a three-year performance period from 2009 through 2011. For further details on these awards, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards-2009.”
(6)	These shares represent PRSU awards outstanding at December 31, 2011 under our 2010 LTIP. These PRSU awards are subject to time-based vesting in 2012 and 2013.

(7)	These shares represent PRSU awards outstanding at December 31, 2011 that were granted in 2011. These PRSUs are subject to vesting over a three-year period from 2012 through 2014 based on our performance during 2011. For further details on these awards, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentives—Awards—2011.”
(8)	These shares represent PRSU awards outstanding at December 31, 2011 that were granted in 2010. These PRSU awards are subject to vesting in 2012 based on our performance over a three-year performance period from 2009 through 2011. For further details on these awards, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—2009.”
(9)	The market value amount is calculated based on the closing sales price of our common stock of $49.76 per share at December 31, 2011.

OPTIONS EXERCISED AND STOCK VESTED FOR 2011

The following table summarizes certain information regarding our named executive officers’ stock option exercises and the realized value upon exercise and all stock awards vested and the value realized upon vesting during 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert P. Akins	—	—	44,875	2,226,799
Paul B. Bowman	—	—	12,758	631,264
Edward J. Brown, Jr.	—	—	30,979	1,537,584
Karen K. McGinnis	—	—	990	44,273
Thomas J. Bondur	—	—	—	—

(1)	The value realized on exercise equals the difference between the exercise price of the stock option and the fair market value of our common stock on the date of exercise multiplied by the number of shares of our common stock acquired on exercise.
(2)	The value realized on vesting equals the fair market value of our common stock on the vesting date multiplied by the number of shares of our common stock acquired on vesting.

NONQUALIFIED DEFERRED COMPENSATION FOR 2011

The following table summarizes participation and activity in the nonqualified deferred compensation plan during the year ended December 31, 2011 for our named executive officers. For further details regarding the plan see “Compensation Discussion and Analysis—Retirement, Health, and Welfare Benefits.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert P. Akins	—	—	78,363	—	2,096,385	(2)
Paul B. Bowman(3)	—	—	—	—	—
Edward J. Brown, Jr.(3)	—	—	—	—	—
Karen K. McGinnis(3)	—	—	—	—	—
Thomas J. Bondur(3)	—	—	—	—	—

(1)	Earnings are based on the investment results of phantom investment alternatives selected by the individual participant that track the actual performance of various market investments. Phantom fund selections may be changed by the individual once per year.

(2)	$1,992,984 of such amount was previously reported in the Summary Compensation Table for prior years and the remaining $25,038 represents the aggregate earnings on such amounts.
(3)	These named executive officers were eligible but did not participate in the nonqualified deferred compensation plan in 2011.

POTENTIAL PAYMENTS UPON QUALIFYING CHANGE IN CONTROL RELATED TERMINATIONS

We have entered into employment agreements with certain of our executive officers which include change in control termination provisions. Under these agreements, an executive officer will not be eligible to receive any payments or benefits if the Board of Directors, as constituted prior to the change in control transaction, determines that the executive officer was demoted to a position not eligible for an employment agreement as of the effective date.

In the event that a triggering event occurs, Messrs. Akins and Brown are entitled to receive the following payment and benefits for 24 months, Mr. Bowman is eligible to receive the following payments and benefits for 18 months, and Ms. McGinnis is entitled to receive the following payments and benefits for 12 months:

•	a continuation of his or her monthly base salary as well as monthly payments equivalent to 1/36 of the aggregate amounts of his or her bonus amounts for the prior three years; and

•	a continuation of medical benefits.

Additionally, in the event that a triggering event occurs, Messrs. Akins, Brown and Bowman, and Ms. McGinnis will also receive the following payments and benefits:

•

a percentage of the cash short-term incentive that would otherwise be payable for the year of termination based on the number of days during the year in which the executive officer was employed by us; and

•	accelerated vesting of all outstanding and unvested stock options and other equity awards.

For purposes of these agreements, a “change in control” means:

•	the acquisition by a person or entity of 50% or more of the voting power of our outstanding securities;

•

a change in the composition of the Board of Directors within a two-year period as a result of which fewer than a majority of the directors are persons who were either our directors on the date of the respective agreement or who were elected or nominated by a majority of such persons; or

•	a merger resulting in a 50% or greater change in voting power of our outstanding securities.

In the event of a qualifying termination of employment in connection with a change in control, our named executive officers are eligible to receive the following payments and benefits assuming the triggering event took place on December 31, 2011.

Name	Term of Payout in Months	Pay Continuation ($)(1)	Equity Awards(2)		Medical Benefits ($)(5)	Total ($)
			Stock Options ($)(3)	Stock Awards ($)(4)
Robert P. Akins	24	3,567,240	2,820,641	7,814,092	13,947	14,215,920
Paul B. Bowman	18	968,220	406,800	2,678,263	22,753	4,076,036
Edward J. Brown, Jr.	24	2,529,240	4,652,318	4,526,151	43,238	11,750,947
Karen K. McGinnis	12	371,100	276,600	672,844	21,619	1,342,163
Thomas J. Bondur(6)	—	—	—	—	—	—

(1)	The amounts reported include the continuation of monthly base salary as well as monthly payments equivalent to 1/36 of the aggregate bonus amounts for the prior three years.

(2)	The unvested portion of any stock options or other equity awards vest and become exercisable in full effective as of the date of the termination of employment.
(3)	The amounts reported related to change-in-control termination scenarios were calculated using the “in-the money” (intrinsic) value of stock options that would have become exercisable on December 31, 2011 based on the fair market value of our common stock on that date. The stock-based compensation expense recorded for financial statement reporting purposes may differ from the amounts reported in this column.
(4)	The amounts reported related to change-in-control termination scenarios are based on the intrinsic value of unvested stock awards that would have become vested on December 31, 2011 based on the fair market value of our common stock on that date. The value of PRSU awards was based on the probable outcome of the PRSU performance conditions as of December 31, 2011. The stock-based compensation expense recorded for financial statement reporting purposes may differ from the amount reported in this column.
(5)	The amounts reported include continuation of premium payments under COBRA assuming the election of continuing health insurance benefits for the executive officer and his or her qualified beneficiaries for a maximum of 18 months and an additional six months of Cal-COBRA medical insurance coverage for Messrs. Akins and Brown.
(6)	Mr. Bondur began his employment with us on March 28, 2011 and had not entered into an employment agreement as of December 31, 2011.

POTENTIAL PAYMENTS UPON QUALIFYING RETIREMENT TERMINATIONS

We have a retirement program for our executive officers that provides for payments and benefits upon a qualifying retirement termination. To be eligible for the program, an executive officer must have been an executive officer for at least five consecutive years of full-time service and must have either had (i) at least ten consecutive years of full-time service with us and be at least 55 years old, or (ii) at least 15 consecutive years of full-time service with us and be at least 50 years old. To receive the payments and benefits under the program, a retiring executive officer must complete an approved succession planning process and enter into a release and waiver of claims and consulting agreement with us. The executive officer must also either relinquish all unvested equity awards granted to him or her within one year of termination, or have an individual employment agreement with us that would provide for acceleration of vesting of all unvested equity awards in connection with such termination. Additionally, the program requires the executive officer to provide us with four years of consulting services in return for $1,000 per month in payment for those services, continued vesting in his or her outstanding stock options and other equity awards during the term of the consulting agreement, and an extended period to exercise options after retirement. The program also provides the executive officer with specific health insurance continuation benefits for a period of 12 months, and following such period the health benefits may be continued at the executive officer’s own expense. One former executive officer participated in the health insurance continuation benefits portion of the program during 2011.

The only named executive officer who is currently eligible for this program is our chief executive officer, Mr. Akins. No other named executive officer will be eligible for this program until 2015 when our president and chief operating officer, Mr. Brown, becomes eligible, assuming the eligibility criteria of the retirement program have not changed and he meets these criteria.

Our retirement program for our executive officers would provide the following potential payments and benefits upon a qualifying retirement terminations of the named executive officers, provided that such qualifying termination event took place on December 31, 2011:

Name	Term of Consulting Agreement	Consulting Services ($)(1)	Equity Awards(2)		Benefits ($)(5)	Total
			Stock Options ($)(3)	Stock Awards ($)(4)
Robert P. Akins	4 years	48,000	2,820,641	7,814,092	7,056	10,689,789
Paul B. Bowman(6)	—	—	—	—	—	—
Edward J. Brown, Jr.(6)	—	—	—	—	—	—
Karen K. McGinnis(6)	—	—	—	—	—	—
Thomas J. Bondur(6)	—	—	—	—	—	—

(1)	The amount reported includes consulting fees paid at a rate of $1,000 per month.
(2)	Stock options and other equity awards will continue to vest during the term of the four year consulting agreement pursuant to the terms and conditions of the stock option and equity award agreements. The amounts reported in these two columns assume that stock options and unvested equity awards at December 31, 2011 will vest in full over the four year consulting period. The value of outstanding stock options and unvested equity awards is calculated based on the fair market value of our common stock as of December 31, 2011. The stock-based compensation recorded for accounting purposes may differ from the amounts disclosed in these two columns.
(3)	The amounts reported relate to stock options were calculated using the “in-the money” (intrinsic) value of stock options that would have become exercisable on December 31, 2011 based on the fair market value of our common stock on that date.
(4)	The amounts related to stock awards are based on the intrinsic value of the unvested stock awards on December 31, 2011 based on the fair market value of our common stock. The value of the unvested PRSU awards was based on the probable outcome of the PRSU performance conditions as of December 31, 2011.
(5)	The amount reported includes continuation of premium payments under our Group Health Plan, for the executive officer and his qualified beneficiaries for a period of 12 months.
(6)	These named executive officers did not meet the minimum service requirements for payments and benefits under the retirement program as of December 31, 2011.

COMPENSATION POLICES AND PRACTICES AS THEY RELATE TO THE COMPANY’S RISK MANAGEMENT

The compensation committee completed a review of our compensation programs in May 2011 and concluded that our compensation policies and practices for all employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on the company. Our compensation policies and practices, as well as relevant plan provisions, currently mitigate excess risk taking through the following measures:

•	We award both short-term and long-term incentives with multiple, specific and measurable performance criteria that focus on both top line results and profitability;

•	Our short-term and long-term compensation programs incorporate threshold and maximum levels of performance and payout;

•	Our short-term incentive and profit-sharing programs limit funding costs to a percentage of adjusted EBITDA;

•	The compensation committee has the authority to reduce cash payout calculations;

•	We have stock ownership guidelines in place for our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer; and

•	The compensation committee has established a formal equity grant policy and annually approves our equity grant levels.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, the compensation committee consisted of four independent directors: Messrs. Braun, Oldham, Ruttenberg and Tompkins. None of these directors have ever been an officer or employee of us or our subsidiaries, or had any relationships requiring disclosure under this caption.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Under our audit committee charter, our audit committee is responsible for reviewing and approving, on a quarterly basis, every transaction with a related person that must be disclosed by us pursuant to item 404(a) of SEC Regulation S-K. In addition, our Board of Directors determines annually whether any related party relationships exist among the directors which would interfere with the independent judgment of individual directors in carrying out his responsibilities as director. We did not have any such transactions during 2011.

Indemnification Agreements

We have entered into indemnification agreements with our executive officers and directors which contain provisions that may require us, among other things, to indemnify those officers and directors against liabilities that may arise by reason of their service as officers or directors. The agreements also require us to advance to the officers and directors expenses that they expect to incur as a result of any proceeding against them as to which they could be indemnified.

Code of Conduct

Our Board of Directors has adopted the Cymer, Inc. Code of Conduct and Corporate Governance that applies to all officers, directors and employees. The Code of Conduct and Corporate Governance is available on our website at http://www.cymer.com under Investors—Corporate Governance. If we make any substantive amendments to the Code of Conduct and Corporate Governance or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

COMPENSATION COMMITTEE REPORT(1)

The compensation committee has reviewed and discussed the information contained under the caption “Executive Compensation—Compensation Discussion and Analysis” (the “CD&A”) for 2011 with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee

Edward H. Braun, Chairman William G. Oldham Eric M. Ruttenberg Jon D. Tompkins

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date hereof and without regard to any general incorporation language contained in such filing.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012, and has further directed that management submit the appointment of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since 2000. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required under our bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of us and our stockholders.

The number of votes cast “FOR” Proposal 2 must exceed the number of votes cast “AGAINST” Proposal 2 to ratify the selection of KPMG LLP. Abstentions and broker non-votes will not be counted towards the vote total in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table represents aggregate fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by KPMG LLP. All fees described below were approved by the audit committee.

	Year Ended December 31,
	2011	2010
Audit fees(1)	$1,393,335	$1,253,252
Audit related fees	—	—
Tax fees	—	—
All other fees(2)	—	2,190

Total fees	$1,393,335	$1,255,442

(1)	Audit Fees. This category includes KPMG LLP’s audit of our annual consolidated financial statements and internal controls over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, audits of statutory financial statements for certain of our foreign subsidiaries, and consents issued in connection with SEC filings
(2)	All Other Fees. This category consists of KPMG LLP sponsored seminars.

PRE-APPROVAL POLICIES AND PROCEDURES

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The audit committee generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and all other fees up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. All of the independent audit fees were pre-approved by the audit committee and no services were performed other than by KPMG LLP. The chairman of the audit committee has been delegated the authority to grant pre-approval under the pre-approval policy. Any approval by the chairman under this authority is reported to the audit committee at its next regular meeting.

The audit committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining the independent registered public accounting firm’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(2)

The audit committee of the Board of Directors is comprised of three independent directors, as defined in Nasdaq Market Rule 4200(a)(15) and SEC Rule 10A-3, and operates under a written charter adopted by the board. The members of the committee are Messrs. Charles J. Abbe, Michael R. Gaulke and Peter J. Simone. The Board of Directors determined that Messrs. Charles J. Abbe, Michael R. Gaulke and Peter J. Simone are audit committee financial experts as defined by SEC rules. The audit committee is charged with the oversight of the integrity of our consolidated financial statements, including the review of the quarterly financial statements and disclosures contained in our Quarterly Report on Form 10-Q and annual financial statements and disclosures contained in our Annual Report on Form 10-K as filed with the SEC; the appointment, compensation, qualifications, independence and work of our independent registered public accounting firm; and the performance of our internal audit function. In addition, the committee has reviewed the requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the corporate governance listing standards of Nasdaq as they relate to audit committee policies.

Management is responsible for our internal controls over financial reporting, disclosure controls and procedures and preparing our consolidated financial statements. We have a full-time internal audit department that reports directly to the audit committee and reports administratively to management. The responsibility of this department is to objectively review and evaluate the adequacy, effectiveness and quality of our system of internal controls. The audit committee reviews and approves the internal audit plan annually and receives periodic updates on internal audit activities, including the status of the Section 404 internal controls over financial reporting requirements, which are discussed in meetings held with management and with the audit committee in separate sessions. at least quarterly throughout the year. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of our internal control over financial reporting. The audit committee’s responsibility is to monitor, evaluate and oversee these processes. KPMG LLP understands that it is accountable to the audit committee, not our management.

In this context, the audit committee has met and held discussions with management and our independent registered public accounting firm. Management represented to the committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, including whether any off-balance sheet financing transactions or any transactions with related parties existed. The committee discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T regarding “Communication with Audit Committees”.

The audit committee reviewed and discussed with KPMG LLP matters related to their independence including a review of audit and non-audit fees and the written disclosures in the letter from KPMG LLP to the committee required by the Public Company Accounting Oversight Board’s Independence Rule 3526 regarding the independent registered public accounting firm’s communication with the audit committee concerning independence.

Based on the audit committee’s discussions with management and KPMG LLP and the committee’s review of the representation of management and the report of KPMG LLP to the committee, the committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the Securities and Exchange Commission on February 16, 2012.

Audit Committee

Charles J. Abbe, Chairman

Michael R. Gaulke

Peter J. Simone

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the 1933 Act or 1934 Act whether made before or after the date hereof and without regard to any general incorporation language contained in such filing.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Act of 1934, our stockholders are given the opportunity to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Pursuant to the Dodd-Frank Act, the stockholder vote is an advisory vote and is not binding to us or the Board of Directors.

While this vote is non-binding, the Board of Directors and the compensation committee, which is comprised of independent directors, will take into account the outcome of this vote in considering future executive compensation arrangements. In addition, at our Annual Meeting of Stockholders held on May 19, 2011, our stockholders voted to express their preference on the frequency of future advisory votes on executive compensation. Because the frequency of once every year received the highest number of votes cast, the Board of Directors determined that we will include a non-binding advisory vote on executive compensation in our proxy materials every year until the next required advisory vote of our stockholders on the frequency of such advisory vote on executive compensation.

The compensation of our named executive officers subject to the vote is described in more detail in our “Compensation Discussion & Analysis” on pages 15 to 30 in this Proxy Statement, including the compensation tables and related narrative disclosure. As discussed in those disclosures, we believe that our executive compensation programs and arrangements are structured to enable us to attract, retain, motivate and reward our named executive officers in order to achieve our strategic, operational and financial objectives and also to support our core values and culture. The Board of Directors believes that our current executive compensation program effectively links compensation to both individual and corporate performance while also aligning the interest of our named executive officers with those of our stockholders.

The Board of Directors recommends stockholder approval of the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of Cymer, Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion, is hereby APPROVED.”

The number of votes cast “FOR” Proposal 3 must exceed the number of votes “AGAINST” Proposal 3 to approve this proposal. Abstentions and broker non-votes will not be counted towards the vote total in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 7, 2012 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial Owner	Beneficial Ownership(1) Number of Shares and Nature of Ownership(2)	Percent of Total
5% Stockholders
FMR LLC	4,587,350	14.8%
82 Devonshire Street
Boston, MA 02109
Blackrock, Inc.	2,353,161	7.6%
10 East 52nd Street
New York, NY 10222
Tinicum Lantern II L.L.C.	2,125,203	6.9%
800 Third Avenue, 40th Floor
New York, NY 10022
The Vanguard Group, Inc.	1,568,753	5.1%
100 Vanguard Blvd
Malvern, PA 19355
Officers and Directors
Charles J. Abbe	50,999	*
Robert P. Akins.	267,613	*
Edward H. Braun	13,428	*
Michael R. Gaulke	38,421	*
William G. Oldham	13,228	*
Eric M. Ruttenberg(3)	2,130,225	6.9%
Peter J. Simone	19,628	*
Young K. Sohn	39,771	*
Jon D. Tompkins	10,450	*
Paul B. Bowman	56,279	*
Edward J. Brown, Jr.	355,172	1.1%
Karen K. McGinnis	11,039	*
Thomas J. Bondur	535	*
All executive officers and directors as a group (13 persons)	3,006,788	9.5%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13F and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 30,924,824 shares outstanding on March 7, 2012, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such option for computing the percentage of ownership of such person but are not treated as outstanding for computing the percentage of any other person. The information shown does not include options, RSUs or PRSUs that vest more than 60 days after the Table Date.

(2)	Includes the following number of shares issuable upon exercise of options exercisable as of, or that will have become exercisable within 60 days of March 7, 2012 and shares subject to RSU and PRSU awards that will be issued within 60 days of March 7, 2012: Mr. Abbe, 36,632 shares; Mr. Akins, 209,000 shares; Mr. Braun, 5.432 shares; Mr. Gaulke, 23,032 shares; Dr. Oldham, 6.232 shares; Mr. Ruttenberg, 2.232 shares, Mr. Simone, 12.632 shares; Mr. Sohn, 23.782 shares; Mr. Tompkins, 2.832 shares; Mr. Bowman, 46,003 shares; Mr. Brown, 345,388 shares; Ms. McGinnis 10,417 shares; Mr. Bondur no shares and all executive officers and directors as a group 723,614 shares.
(3)	Mr. Ruttenberg disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plans as of December 31, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders(1)	2,217,227	$38.58	2,250,910
Equity compensation plans not approved by security holders(2)	182,683	$36.37	—

Total	2,399,910	$38.83	2,250,910

(1)	Includes the 1996 Stock Option Plan, the 2005 Equity Incentive Plan and the 2011 Equity Incentive Plan.
(2)	Consists solely of the 2000 Equity Incentive Plan (“2000 Plan”). The exercise price of the stock options granted under the 2000 Plan was equal to the quoted market value of our common stock on the date of grant. Stock Options granted under the 2000 Plan expire ten years after the options are granted and generally vest and become exercisable ratably over a four year period following the date of grant. The plan was terminated in May 2005 upon the approval of the 2005 Equity Plan.
(3)	Includes 243,060 shares reserved for issuance under the 1996 Employee Stock Purchase Plan.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Paul B. Bowman Secretary

April 11, 2012

A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission, is being provided to stockholders with this Proxy Statement with the list of exhibits attached. Exhibits to our Annual Report on Form 10-K are available for a charge equal to our reasonable expenses incurred in furnishing such exhibits upon written request to: Corporate Secretary, Cymer, Inc., 17075 Thornmint Court, San Diego, California 92127.

A number of brokers with account holders who are Cymer stockholders will be “householding” our proxy materials. As a consequence, a single Proxy Statement or Notice of Internet Availability of Proxy Materials will be delivered to the address of such stockholders unless they have provided contrary instructions to their brokers. If you have received notice from your broker that it will be householding communications to you, householding will continue until you revoke your consent or are notified that this procedure will be discontinued. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and annual report and Notice of Internet Availability of Proxy Materials, please notify your broker or contact Investor Relations at Cymer, Inc., at (858) 385-6097 or in writing to Cymer, Inc., 17075 Thornmint Court, San Diego, California 92127.

Stockholders who currently receive multiple copies of the Proxy Statement or Notice of Internet Availability of Proxy Materials at their address and would like to request householding should contact their brokers.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement/Annual Report on Form 10-K are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 22, 2012.

The stockholder(s) hereby appoint(s) Robert P. Akins, Edward J. Brown, Jr., and Paul B. Bowman, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Cymer, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time on May 22, 2012, at Cymer’s offices, 17075 Thornmint Court, San Diego, California, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3 AND IN THE DESCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE

CYMER, INC. 17075 THORNMINT COURT SAN DIEGO, CA 92127

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Cymer, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CYMER, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR all nominees.
Vote on Directors		0	0	0
1.	Election of nine nominees listed below to serve as directors until the 2013 Annual Meeting of Stockholders.
	Nominees:
01) Charles J. Abbe 02) Robert P. Akins 03) Edward H. Braun 04) Michael R. Gaulke 05) William G. Oldham		06) Eric M. Ruttenberg 07) Peter J. Simone 08) Young K. Sohn 09) Jon D. Tompkins
Vote on Proposals
The Board of Directors recommends a vote FOR Proposals 2 and 3.						For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.					0	0	0
3.	An advisory vote to approve, by non-binding vote, the compensation of Cymer’s named executive officers.					0	0	0

The Board of Directors does not have a recommendation for voting on the following proposal:
4. Conducting any other business properly brought before the meeting.						0	0	0
For address changes and/or comments, please check this box and write them on the back where indicated.				0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature [Joint Owners]	Date

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